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Exhibit 10.4.1

EXECUTION VERSION

        $100,000,000

364-DAY COMPETITIVE ADVANCE AND
REVOLVING CREDIT FACILITY AGREEMENT

dated as of October 4, 2010,

among

JANUS CAPITAL GROUP INC.,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

ii

		Page
SECTION 9.16	Confidentiality; Material Non-Public Information	66
SECTION 9.17	Electronic Communications	66
SECTION 9.18	Patriot Act	67
SECTION 9.19	No Fiduciary Relationship	67
Schedule 2.01	Commitments	1
Schedule 3.07	Subsidiaries	1
Schedule 3.08	Litigation	1
Schedule 6.01	Existing Indebtedness	1
Schedule 6.02	Liens	1
Schedule 6.09	Investments	1
Exhibit A-1	Form of Competitive Bid Request	1
Exhibit A-2	Form of Notice of Competitive Bid Request	1
Exhibit A-3	Form of Competitive Bid	1
Exhibit A-4	Form of Competitive Bid Accept/Reject Letter	1
Exhibit A-5	Form of Standby Borrowing Request	1
Exhibit B	Form of Assignment and Assumption	1
Exhibit C	Form of Compliance Certificate	1
Exhibit D	Form of LLC Guarantee	1
Exhibit E	Form of Maturity Date Extension Request	1

iii

        364-DAY COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT dated as of October 4, 2010 (as it may be amended, supplemented or otherwise modified from time to time, this "Agreement"), among JANUS CAPITAL GROUP INC., a Delaware corporation (the "Borrower"); the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

        The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01    Defined Terms.    As used in this Agreement, the following terms shall have the meanings specified below:

        "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

        "ABR Loan" shall mean any Standby Loan or Swingline Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with Article II.

        "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

        "Administrative Agent" shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Loan Documents, and its successors in such capacity as provided in Article VIII.

        "Administrative Agent's Fees" shall have the meaning assigned to such term in Section 2.07(b).

        "Administrative Questionnaire" shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affected Subsidiary" shall have the meaning assigned to such term in Section 6.04(c).

        "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and, in any case, shall include, when used with respect to the Borrower or any Subsidiary, any joint venture in which the Borrower or such Subsidiary holds Equity Interests of any class representing 15% or more of the issued and outstanding Equity Interests of such class.

        "Agreement" shall have the meaning assigned to such term in the preamble hereto.

        "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month commencing two Business Days thereafter plus 1.00%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that (i) it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the definition of such term, Alternate Base Rate shall be determined without regard to clause (b) above until the circumstances giving rise to such inability no longer exist, or (ii) reasonable means do not exist for ascertaining the Adjusted LIBO Rate (determined as set forth above), the Alternate Base Rate shall be determined without regard to clause (c) above until such reasonable means again exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

[Signature Page to the 364-Day Competitive Advance and Revolving Credit Facility Agreement]

        "Applicable Rate" shall mean, for any day on or after the Closing Date, with respect to any ABR Loan, any Eurodollar Standby Loan or the Commitment Fees payable hereunder, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Standby Spread" or "Commitment Fee Rate", as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such day to the Index Debt:

Index Debt Ratings	ABR Spread	Eurodollar Standby Spread	Commitment Fee Rate
Category 1
BBB+/Baa1 or higher	1.250%	2.250%	0.300%
Category 2
BBB/Baa2	1.500%	2.500%	0.375%
Category 3
BBB-/Baa3	1.750%	2.750%	0.500%
Category 4
BB+/Ba1	2.000%	3.000%	0.625%
Category 5
Lower than BB+/Ba1 or unrated	2.250%	3.250%	0.750%

        For purposes of the foregoing, (a) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories above the other, in which case the Applicable Rate shall be determined by reference to the Category one level above the Category corresponding to the lower rating; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agency (or, if the circumstances referred to in this sentence shall affect both rating agencies, the ratings most recently in effect prior to such changes or cessations).

        "Arrangers" shall mean J.P. Morgan Securities LLC and Banc of America Securities LLC.

        "Assignment and Assumption" shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, in the form of Exhibit B, or any other form approved by the Administrative Agent and the Borrower.

        "Attributable Debt" shall mean, at any date, in respect of any lease entered into by the Borrower or any Subsidiary as part of a Sale and Leaseback Transaction, (a) if obligations under such lease are Capitalized Lease Obligations, the capitalized amount thereof that would appear on a balance sheet of the Borrower or such Subsidiary prepared as of such date in accordance with GAAP, and (b) if obligations under such lease are not Capitalized Lease Obligations, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of the Borrower or such Subsidiary prepared as of such date in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

        "Bankruptcy Event" shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

        "B Share Fees" shall mean (a) the contingent deferred sales charges payable to the Borrower by an investor in a load fund offered by the Borrower upon any redemption by such investor prior to a certain number of years after such investor's investment in such fund and (b) the distribution fees payable by an investor in a load fund offered by the Borrower, in each case payable at the times and in the amounts described in the Janus Capital Funds plc prospectus dated April 27, 2010 and the Janus Selection prospectus dated June 9, 2010, in each case as amended from time to time, or the prospectus for any other substantially similar fund.

        "B Share Purchaser" shall mean either a Finance Subsidiary or a financial institution or trust that purchases B Share Fees in connection with a Permitted B Share True Sale Transaction.

        "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

        "Borrower" shall have the meaning assigned to such term in the preamble to this Agreement.

        "Borrowing" shall mean (a) a Standby Borrowing, (b) a Competitive Borrowing or a (c) Swingline Borrowing.

        "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Capital Group Partners" shall mean Capital Group Partners, Inc., a New York corporation.

        "Capitalized Lease Obligations" of any Person shall mean the obligations of such Person under any lease that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.

        A "Change in Control" shall be deemed to have occurred if, at any time, (a) less than a majority of the members of the board of directors of the Borrower shall be (i) individuals who are members of such board on the Closing Date or (ii) individuals whose election, or nomination for election by the Borrower's stockholders, was approved by a vote of at least a majority of the members of the board then in office who are individuals described in clause (i) above or this clause (ii) or (b) any Person or any two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of Equity Interests in the Borrower shall become, according to public announcement or filing, the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Equity Interests in the Borrower representing 35% or more (calculated in accordance with such Rule 13d-3) of the combined voting power of the Borrower's then outstanding voting Equity Interests.

        "Charges" shall have the meaning assigned to such term in Section 9.09.

        "Closing Date" shall mean the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied or waived in accordance with the terms herein, which date is October 4, 2010.

        "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

        "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Standby Loans and to acquire participations in Swingline Loans hereunder (and with respect to the Swingline Lender, to make the Swingline Loans hereunder), expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. As of the Closing Date, the aggregate amount of the Lenders' Commitments is $100,000,000.

        "Commitment Fee" shall have the meaning assigned to such term in Section 2.07(a).

        "Communications" shall have the meaning assigned to such term in Section 9.17(a).

        "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

        "Competitive Bid Accept/Reject Letter" shall mean a written notification made by the Borrower pursuant to Section 2.03(d), which shall be in the form of Exhibit A-4.

        "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender, (a) in the case of a Eurodollar Competitive Loan, the Margin and (b) in the case of a Fixed Rate Loan, the fixed rate of interest, in each case, offered by the Lender making such Competitive Bid with respect to such Loan.

        "Competitive Bid Request" shall mean a written request made by the Borrower pursuant to Section 2.03(a), which shall be in the form of Exhibit A-1.

        "Competitive Borrowing" shall mean a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from a Lender or Lenders whose Competitive Bids for such borrowing have been accepted by the Borrower pursuant to the bidding procedure set forth in Section 2.03.

        "Competitive Loan" shall mean a loan from a Lender to the Borrower pursuant to the bidding procedure set forth in Section 2.03. Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.

        "Confidential Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated September 2010.

        "Consenting Lender" shall have the meaning assigned to such term in Section 2.13.

        "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted (or in the case of (v) below, not included) in determining such Consolidated Net Income, the sum for such period of (i) Consolidated Interest

Expense, (ii) provision for taxes for the Borrower and the Consolidated Subsidiaries, (iii) depreciation expense or amortization expense (including amortization expense relating to prepaid sales commissions, but net of the amount of sales commissions paid during such period), (iv) impairment charges on the securities of Stanfield Victoria Funding LLC (currently known as VFNC Trust) in an aggregate amount for all periods not in excess of $33,000,000, (v) cash payments received by the Borrower upon the termination of hedging programs for the Borrower's or any Consolidated Subsidiary's mutual fund unit awards program and (vi) realized losses from the sale of the securities of Stanfield Victoria Funding LLC (currently known as VFNC Trust) in an aggregate amount for all periods not in excess of $38,000,000, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, gains from the reversal of previously recognized impairment charges on the securities of Stanfield Victoria Funding LLC (currently known as VFNC Trust) in an aggregate amount for all periods not in excess of $109,000,000, all determined in accordance with GAAP.

        "Consolidated Interest Expense" shall mean, for any period, total interest expense of the Borrower and the Consolidated Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP and (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

        "Consolidated Net Income" shall mean, for any period, the net income of the Borrower and the Consolidated Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, but without giving effect to (a) any extraordinary gains for such period, (b) any gains for such period relating to the sale, transfer or other disposition of any assets of the Borrower or any Consolidated Subsidiary (other than in the ordinary course of business), (c) any costs, expenses or losses incurred during such period (which for each annual period commencing on the Closing Date or any anniversary thereof shall not exceed $200,000,000) consisting of or relating or attributable to (i) the sale, transfer or other disposition, in whole or in part, of any Subsidiary or other Affiliate of the Borrower, (ii) any exchange, repayment, prepayment, purchase or redemption by the Borrower or any Consolidated Subsidiary of the outstanding Indebtedness of the Borrower and (iii) any fines, penalties, damages, or restitution or other settlement payments related to regulatory investigations into trading practices in the mutual fund industry, (d) any costs, expenses or losses incurred during such period consisting of or relating or attributable to (i) non-cash write-downs of goodwill and intangible assets and (ii) any non-cash amortization of long-term incentive compensation, but giving effect to any net cash payments by the Borrower and the Consolidated Subsidiaries relating to mutual fund unit awards, and (e)(i) non-cash extraordinary losses, (ii) cash charges relating to severance expense, (iii) unrealized gains or losses in net investments in seed financing for early stage funds or portfolios or (iv) non-cash non-recurring restructuring charges, in each case incurred during such period; provided that there shall be excluded the income of (A) the Excluded Subsidiary and (B) any Consolidated Subsidiary that is not wholly owned by the Borrower to the extent such income or such amounts are attributable to the noncontrolling interest in such Consolidated Subsidiary.

        "Consolidated Subsidiary" shall mean each Subsidiary the financial statements of which are required to be consolidated with the financial statements of the Borrower in accordance with GAAP.

        "Consolidated Total Assets" shall mean at any date the total assets of the Borrower and the Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Total Indebtedness" shall mean at any date all Indebtedness of the Borrower and the Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that, in determining Consolidated Total Indebtedness at any date, any Indebtedness that, at such date, constitutes Delayed Application Replacement Indebtedness in respect of any other Indebtedness shall be disregarded to the extent the principal amount of such other Indebtedness is included in Consolidated Total Indebtedness at such date.

        "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

        "Controlled Group" shall mean all trades or businesses (whether or not incorporated) that, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, are treated as a single employer under Section 414 of the Code.

        "Credit Party" means the Administrative Agent, the Swingline Lender or any other Lender.

        "Declining Lender" shall have the meaning assigned to such term in Section 2.13.

        "Default" shall mean any event or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

        Delayed Application Replacement Indebtedness" shall mean, in respect of any Indebtedness ("Original Indebtedness"), Indebtedness that is incurred for the purpose of refinancing or replacing such Original Indebtedness, but the proceeds of which shall not have been applied to make such a refinancing or replacement upon the incurrence thereof, if and for so long as such Indebtedness otherwise meets, with respect to such Original Indebtedness, the requirements set forth in the definition of the term "Replacement Indebtedness"; provided that any Indebtedness that otherwise meets the requirements set forth in this definition shall cease to be Delayed Application Replacement Indebtedness on the date that is 60 days following the date of the incurrence thereof; and provided, further, that (i) no Loans shall be outstanding while both the Original Indebtedness and Delayed Application Replacement Indebtedness are outstanding, (ii) irrevocable notice in respect of such refinancing or replacement of the Original Indebtedness is given within two Business Days of the incurrence of such Delayed Application Replacement Indebtedness and (iii) proceeds received from such Delayed Application Replacement Indebtedness shall be paid over to the trustee for the Original Indebtedness or deposited in a segregated account maintained solely for such proceeds.

        "Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become (or the Parent of such Lender has become) the subject of a Bankruptcy Event.

        "Disclosed Matter" shall mean the existence or occurrence of any matter which has been disclosed in (a) the Borrower's report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on February 24, 2010, (b) any other filing made with the Securities and Exchange Commission after February 24, 2010 and prior to the Closing Date, or (c) the Confidential Memorandum.

        "Disqualified Stock" shall mean, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

          (a)   matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Stock and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

          (b)   is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Stock and cash in lieu of fractional shares of such Equity Interests); or

          (c)   is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Stock and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the Maturity Date; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an "asset sale" or a "change of control" shall not constitute a Disqualified Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations under the Loan Documents that are accrued and payable and the termination or expiration of the Total Commitment.

        "Domestic Subsidiary" shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "dollars" or "$" shall mean lawful money of the United States of America.

        "Eligible Assignee" shall mean (a) a Lender, (b) an Affiliate of a Lender, or (c) any other Person approved by (i) the Administrative Agent, (ii) unless an Event of Default has occurred and is continuing at the time the applicable assignment is effected in accordance with Section 9.04, the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (iii) in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its Swingline Exposure, the Swingline Lender; provided, however, that none of (x) the Borrower, (y) any Affiliate of the Borrower or (z) any investment manager, any investment company or any similar entity that, in each case, is managed or advised by the Borrower or an Affiliate of the Borrower shall qualify as an Eligible Assignee.

        "Environmental Lien" shall mean a Lien in favor of any governmental entity for (a) any liability under Federal or state environmental laws or regulations (including RCRA and CERCLA) or (b) damages arising from costs incurred by such governmental entity in response to a release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

        "Equity Interests" shall mean shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

        "Eurodollar Competitive Borrowing" shall mean a Borrowing comprised of Eurodollar Competitive Loans.

        "Eurodollar Competitive Loan" shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with Article II.

        "Eurodollar Loan" shall mean any Eurodollar Competitive Loan or Eurodollar Standby Loan.

        "Eurodollar Standby Borrowing" shall mean a Borrowing comprised of Eurodollar Standby Loans.

        "Eurodollar Standby Loan" shall mean any Standby Loan bearing interest, other than pursuant to the definition of the term "Alternate Base Rate", at a rate determined by reference to the Adjusted LIBO Rate in accordance with Article II.

        "Event of Default" shall have the meaning assigned to such term in Article VII.

        "Excess Margin Stock" shall mean Margin Stock owned by the Borrower and the Subsidiaries at any time to the extent that the aggregate Margin Stock so owned at such time has a value of more than 25% of the Consolidated Total Assets.

        "Excluded Securities" shall mean cash and securities owned by the Borrower or any Subsidiary that are held in any Excluded Securities Account.

        "Excluded Securities Account" shall mean one or more deposit or securities accounts maintained by either Loan Party with any bank or securities intermediary that is, or that the Borrower determines could be, a counterparty to one or more Specified Hedging Agreements with the Borrower or any Subsidiary; provided that the net book value of the cash, securities and other property maintained in all such deposit or securities accounts shall not at any time exceed $75,000,000.

        "Excluded Subsidiary" shall mean Janus Capital Trust Manager Limited; provided that the Board of Directors of Janus Capital Trust Manager Limited shall not be under the Control of the Borrower (it being understood that the ownership of Equity Interests in Janus Capital Trust Manager Limited shall not, in itself and without regard to any other means of directing the management or policies of Janus Capital Trust Manager Limited, be deemed to constitute Control).

        "Excluded Taxes" shall mean, with respect to any Recipient and without duplication, any of the following:

          (a)   Taxes imposed on any Recipient's net income, or other similar Taxes imposed in lieu thereof, and franchise Taxes imposed on such Recipient by the United States or any jurisdiction under the laws of which it is organized or in which its applicable lending office is located or any political subdivision thereof;

          (b)   Taxes attributable to such Recipient's failure to comply with Section 2.21(f); and

          (c)   U.S. Federal Taxes resulting from any law in effect (including FATCA) at the time (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) such Recipient (other than an assignee under Section 2.22) becomes a party hereto or designates a new lending office (except to the extent that, pursuant to Section 2.21(a), amounts with respect to such Taxes were payable to (i) such Recipient's assignor immediately before such Recipient became a party hereto pursuant to an assignment or (ii) such Recipient immediately before it designated such new lending office).

        "Existing Credit Agreement" shall mean the Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of October 19, 2005, as amended and restated as of June 1, 2007, as further amended and restated as of June 12, 2009, among the Borrower, the lenders party thereto, Citibank, N.A., as administrative agent for the lenders and as swingline lender, and JPMorgan Chase Bank, N.A., as syndication agent.

        "Existing JCIL Share Charge" shall mean the Security Over Shares Agreement dated as of June 12, 2009 between Janus International Holding LLC, as the grantor, in favor of Citibank, N.A., as the agent, in connection with the Existing Credit Agreement.

        "Existing Maturity Date" shall have the meaning assigned to such term in Section 2.13.

        "FATCA" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement.

        "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such next succeeding Business Day, the Federal Funds Effective Rate shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Fee Letter" shall mean the letter agreement dated September 9, 2010 among the Borrower, the Administrative Agent and J.P. Morgan Securities LLC.

        "Fees" shall mean the Commitment Fee and the Administrative Agent's Fees.

        "Finance Subsidiary" shall mean any special purpose Subsidiary engaged solely in purchasing, owning and financing receivables as part of a Permitted B Share True Sale Transaction.

        "Financial Officer" of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Person.

        "Fixed Rate Borrowing" shall mean a Borrowing comprised of Fixed Rate Loans.

        "Fixed Rate Loan" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

        "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

        "Funding Office" shall mean the office of the Administrative Agent specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

        "FSA" shall mean the United Kingdom Financial Services Authority.

        "GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis.

        "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government

(including any supra-national body exercising such function, such as the European Union or the European Central Bank).

        "Granting Lender" shall have the meaning assigned to such term in Section 9.04(f).

        "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any monetary obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation of the primary obligor; provided that the term "Guarantee" shall not include (x) endorsements for collection or deposit or contractual indemnities in the ordinary course of business or (y) indemnification by any Person of its directors or officers (or of the directors or officers of such Person's Subsidiaries) for actions taken on behalf of such Person (or such Subsidiaries, as applicable). The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation of the primary obligor in respect of which such Guarantee is made, (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, and (c) such guarantor's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

        "Guarantor" shall mean Janus Capital Management LLC, a Delaware limited liability company.

        "Hedging Agreement" shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Hedging Agreement.

        "Hybrid Capital Security" shall mean any hybrid capital security issued by the Borrower that has been accorded a "percentage of equity" or like treatment by Moody's or S&P.

        "Hybrid Capital Security Equity Percentage" shall mean, with respect to any Hybrid Capital Security, the percentage accorded equity treatment by Moody's or S&P for such Hybrid Capital Security, as determined by such rating agencies at the time such Hybrid Capital Security is issued. For purposes of the foregoing, if the Hybrid Capital Security Equity Percentage established or deemed to have been established by Moody's and S&P for any Hybrid Capital Security shall differ, then the Hybrid Capital Security Equity Percentage shall be deemed to be the higher of the two Hybrid Capital Security Equity Percentages.

        "IFRS" shall mean International Financial Reporting Standards, applied on a consistent basis.

        "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, acceptances, equipment trust certificates or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than (i) accounts payable arising in the ordinary course of such Person's business on terms customary in the trade and (ii) deferred compensation, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not such Indebtedness has been assumed (with the amount of the resulting Indebtedness of such Person being valued, as of the date of determination, at the lesser of (i) the amount of Indebtedness so secured and (ii) the fair market value of the property securing such Indebtedness), (e) all Capitalized Lease Obligations of such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (i) all Attributable Debt in respect of any Sale and Leaseback Transaction of such Person and (j) all Disqualified Stock in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Stock or Indebtedness into which such Disqualified Stock is convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        "Indemnified Taxes" shall mean Taxes (including Other Taxes) other than Excluded Taxes.

        "Indemnitee" shall have the meaning assigned to such term in Section 9.05(b).

        "Index Debt" shall mean senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

        "INTECH" shall mean INTECH Investment Management LLC, a Delaware limited liability company (formerly known as Enhanced Investment Technologies, LLC).

        "Interest Coverage Ratio" shall mean for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

        "Interest Election Request" shall have the meaning assigned to such term in Section 2.06(b).

        "Interest Payment Date" shall mean, (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan or any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration or a Fixed Rate Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration or 90 days' duration, as the case may be, been applicable to such Loan.

        "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or, if available to all the Lenders, 9 months thereafter, as the Borrower may elect, (b) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be later than 360 days after the date of such Borrowing and (c) as to any Swingline Borrowing, the period commencing on the date of such Swingline Loan and ending on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Standby Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding. Notwithstanding the foregoing, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Borrowings only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Standby Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Investment" shall mean, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, (b) any Investment in the form of a Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of a Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure of the guarantor as of such date under such Guarantee (as determined reasonably and in good faith by a Financial Officer of the Borrower)), (c) any Investment in the form of a transfer of cash or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the amount of such cash or the fair market value (as determined reasonably and in good faith by a Financial Officer of the Borrower) of such other property as of the time of the transfer, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write offs with respect to, such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair market value (as determined reasonably and in good faith by a Financial Officer of the Borrower) of such Equity Interests at the time of the issuance thereof.

        "IRS" shall mean the United States Internal Revenue Service.

        "Janus Capital International Limited" shall mean Janus Capital International Limited, a company incorporated under the laws of England and Wales.

        "Janus Capital Trust Manager Limited" shall mean Janus Capital Trust Manager Limited, an Irish single-member private company limited by shares.

        "Janus International Holding LLC" shall mean Janus International Holding LLC, a Nevada limited liability company.

        "JPMorgan Parties" shall have the meaning assigned to such term in Section 9.17(e).

        "Lenders" shall mean the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender.

        "Leverage Ratio" shall mean, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date, excluding, to the extent otherwise included therein, for each Hybrid Capital Security the product obtained by multiplying (i) the aggregate amount of such Hybrid Capital Security outstanding as of such date by (ii) the Hybrid Capital Equity Security Percentage for such Hybrid Capital Security as of such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

        "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters "LIBOR01" screen (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowings for such Interest Period shall be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which dollar deposits are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m., London time, two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks' respective ratable shares of such Eurodollar Borrowing if such Eurodollar Borrowing were to be a Standby Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.

        "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any security agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, the term "Lien" shall not include licenses of Intellectual Property.

        "LLC Guarantee" shall mean the Guarantee Agreement dated as of the Closing Date between the Guarantor and the Administrative Agent, substantially in the form of Exhibit D.

        "Loan" shall mean a Competitive Loan, a Standby Loan or a Swingline Loan, whether made as a Eurodollar Loan, an ABR Loan or a Fixed Rate Loan, each as permitted hereby.

        "Loan Documents" shall mean this Agreement, the Fee Letter and the LLC Guarantee.

        "Loan Parties" shall mean the Borrower and the Guarantor.

        "Long-Term Assets Under Management" shall mean, as of the close of business in New York City on any Business Day, the daily total of long-term assets under management of the Borrower and the Consolidated Subsidiaries on such date (excluding money market fund assets), determined in a manner consistent with the calculation methodology reported in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (as the same may be amended or restated to correct any misstatements therein).

        "Margin" shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

        "Margin Stock" shall have the meaning given such term under Regulation U.

        "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of either Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the rights or remedies available to the Lenders under any Loan Document; provided that, for purposes of clause (a) above, no Disclosed Matter will constitute a Material Adverse Effect.

        "Material Indebtedness" shall mean (i) Indebtedness (other than Indebtedness under the Loan Documents) in an aggregate principal amount of $25,000,000 or more or (ii) obligations in respect of one or more Hedging Agreements in an aggregate principal amount of $25,000,000 or more, in either case, of any one or more of the Borrower and the Subsidiaries. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

        "Maturity Date" shall mean October 3, 2011, or if the Required Lenders shall have agreed pursuant to Section 2.13 to a Maturity Date Extension Request, then, as to the Consenting Lenders, the date that is 364 days thereafter.

        "Maturity Date Extension Request" shall mean a request by the Borrower, substantially in the form of Exhibit E hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.13.

        "Maximum Rate" shall have the meaning assigned to such term in Section 9.09.

        "Minimum AUM" shall mean $100,000,000,000.

        "Minimum Ownership Percentage" shall have the meaning assigned to such term in Section 5.01(c).

        "Moody's" shall mean Moody's Investors Service, Inc.

        "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA as to which the Borrower or any member of the Controlled Group may have any liability.

        "Net Proceeds" shall mean, with respect to any event (a) the cash proceeds received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Borrower and the Subsidiaries to Persons that are not Affiliates of the Borrower or any Subsidiary (including, in the case of the issuance of any preferred Equity Interests in the Borrower, underwriting discounts and commissions paid in connection therewith), (ii) in the case of a sale, transfer or other disposition of any asset, the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay secured Indebtedness (other than Loans) and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

        "New Lending Office" shall have the meaning assigned to such term in Section 2.21(f).

        "Non-Consenting Lender" shall have the meaning assigned to such term in Section 2.22.

        "Obligations" shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under or out of this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

        "Other Taxes" shall mean all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

        "Parent" shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

        "Participant Register" shall have the meaning assigned to such term in Section 9.04(e).

        "Patriot Act" shall have the meaning assigned to such term in Section 9.18.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

        "Perkins" shall mean Perkins Investment Management LLC, a Delaware limited liability company (formerly known as Perkins, Wolf, McDonnell and Company LLC).

        "Permitted B Share Recourse Financing Transaction" shall mean any pledge by the Borrower of the B Share Fees to third parties in order to secure Indebtedness extended to the Borrower by such third parties; provided that the Administrative Agent shall be reasonably satisfied with the structure and documentation for such transaction and that the terms of such transaction, including the advance rate and any termination events, shall be consistent with those prevailing in the market at the time for similar transactions.

        "Permitted B Share Transaction" shall mean a Permitted B Share True Sale Transaction or a Permitted B Share Recourse Financing Transaction.

        "Permitted B Share True Sale Transaction" shall mean any sale by the Borrower of B Share Fees to a B Share Purchaser in a true sale transaction without any recourse based upon the collectability of the B Share Fees sold and the sale or pledge of such B Share Fees (or an interest therein) by such B Share Purchaser, in each case without any Guarantee by, or other recourse to, or credit support by, the Borrower or any Subsidiary (other than to such B Share Purchaser, if it is a Finance Subsidiary) or recourse to any assets of the Borrower or any Subsidiary; provided that the Administrative Agent shall be reasonably satisfied with the structure and documentation for such transaction and that the terms of such transaction, including the price at which B Share Fees are sold to such B Share Purchaser and any termination events, shall be consistent with those prevailing in the market at the time for similar transactions.

        "Permitted Investments" shall mean:

          (a)   direct obligations of, or obligations as to which the principal of and interest on are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b)   investments in commercial paper maturing within a year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody's;

          (c)   investments in certificates of deposit, banker's acceptances and time deposits maturing within a year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

          (e)   securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) above;

          (f)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and

          (g)   in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

        "Person" shall mean any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company, Governmental Authority or other entity.

        "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Borrower or any member of the Controlled Group.

        "Platform" shall have the meaning assigned to such term in Section 9.17(b).

        "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors. Each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

        "Pro Rata Percentage" of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender's Commitment at such time; provided that in the case that a Defaulting Lender shall exist, "Pro Rata Percentage" shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment at such time. In the event that the Total Commitment shall have expired or been terminated, the Pro Rata Percentage with respect to any Lender shall be such Lender's Pro Rata Percentage most recently in effect prior to such expiration or termination of the Total Commitment, giving effect to any subsequent assignments pursuant to Section 9.04 and to any Lender's status as a Defaulting Lender (whose Commitment shall be disregarded) at the time of determination.

        "RCRA" shall mean the Resources Conservation and Recovery Act, as the same may be amended from time to time.

        "Recipient" shall mean, as applicable, (a) any Person to which any payment on account of any obligation of a Loan Party under any Loan Document is made or owed, including the Administrative Agent or any Lender or (b) the beneficial owner of any Person described in clause (a).

        "Reference Banks" shall mean JPMorgan Chase Bank, N.A. and Bank of America, N.A.

        "Register" shall have the meaning assigned to such term in Section 9.04(c).

        "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Replacement Indebtedness" shall mean, in respect of any Indebtedness ("Original Indebtedness"), Indebtedness extending the maturity of or refunding, refinancing or replacing, in whole or in part, such Original Indebtedness; provided that (a) the principal amount of such Replacement Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and reasonable fees, premium and expenses relating to such extension, refunding, refinancing or replacing; (b) no Subsidiary shall be liable for any such Replacement Indebtedness that shall not have been liable for such Original Indebtedness (or would not have been required to guarantee such Original Indebtedness pursuant to the terms thereof); (c) if such Original Indebtedness shall have been subordinated to the Obligations, such Replacement Indebtedness shall be subordinated to the Obligations on terms (taken as a whole) not less favorable to the Lenders; (d) such Replacement Indebtedness shall not have a shorter maturity than the Original Indebtedness and shall not be subject to any requirement not applicable to such Original Indebtedness that such Replacement Indebtedness be prepaid, redeemed, repurchased or defeased on one or more scheduled dates or upon the happening of one or more events (other than events of default, change of control events, or assets sales) before the maturity of such Original Indebtedness; (e) the incurrence of any Replacement Indebtedness that refunds, refinances or replaces Original Indebtedness under any revolving credit or similar facility shall be accompanied by the termination of commitments under such facility equal in amount to such Original Indebtedness so refunded, refinanced or replaced; and (f) such Replacement Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).

        "Reportable Event" shall mean any reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation or by technical update waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA applicable to such Plan shall be a reportable event regardless of the issuance of any waiver in accordance with Section 412(c) of the Code or Section 302(c) of ERISA.

        "Required Lenders" shall mean, at any time, Lenders in the aggregate holding more than 50% of the Total Commitment or, for purposes of acceleration pursuant to clause (ii) of Article VII or if the Total Commitment has been terminated, Lenders in the aggregate representing more than 50% of the sum of the Revolving Credit Exposure and the principal amount of the outstanding Competitive Loans.

        "Responsible Officer" of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and the other Loan Documents.

        "Restricted Payment" shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interest in the Borrower or any Subsidiary.

        "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Standby Loans of such Lender plus the aggregate amount at such time of such Lender's Swingline Exposure.

        "Sale and Leaseback Transaction" shall have the meaning assigned to such term in Section 6.03.

        "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "SPC" shall have the meaning set forth in Section 9.04(f).

        "Specified Hedging Agreements" shall mean one or more Hedging Agreements entered into by the Borrower or any Subsidiary to hedge or mitigate earnings volatility arising from mark-to-market accounting of seed capital investments or to facilitate the creation of investment track records for, or otherwise entered into in connection with, seeding of new products.

        "Standby Borrowing" shall mean Standby Loans of a single Type made, converted or continued on a single date and, in the case of Eurodollar Standby Loans, as to which a single Interest Period is in effect.

        "Standby Borrowing Request" shall mean a written request made by the Borrower pursuant to Section 2.04, which shall be in the form of Exhibit A-5.

        "Standby Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Sections 2.01 and 2.04. Each Standby Loan shall be a Eurodollar Standby Loan or an ABR Loan.

        "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include any imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefits of or credit for proration, exemptions or offsets. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "subsidiary" shall mean, with respect to any Person at any time, any corporation, partnership, limited liability company, association or other business entity of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at such time owned, controlled or held by such Person or by such Person and one or more subsidiaries of such Person.

        "Subsidiary" shall mean any direct or indirect subsidiary of the Borrower. For the avoidance of doubt, it is understood and agreed that term "Subsidiary" for purposes of the Loan Documents shall not include entities registered as "investment companies" under the Investment Company Act of 1940, as amended, to which the Borrower or its Subsidiaries provide services.

        "Swingline Borrowing" shall mean a borrowing consisting of a Swingline Loan.

        "Swingline Exposure" shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

        "Swingline Lender" shall mean JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

        "Swingline Loan" shall mean a Loan made pursuant to Section 2.05.

        "Taxes" shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

        "Total Commitment" shall mean at any time the aggregate amount of the Lenders' Commitments at such time.

        "Transactions" shall have the meaning assigned to such term in Section 3.02.

        "Transferee" shall mean any Eligible Assignee to whom a Lender shall have assigned all or any part of its Commitment or Loans or sold all or any part of its rights under this Agreement, in each case in accordance with Section 9.04.

        "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall mean the Adjusted LIBO Rate, the LIBO Rate, the Alternate Base Rate or the Fixed Rate, as applicable.

        "Unfunded Liabilities" shall mean, on any date of determination, (a) in the case of Multiemployer Plans, the liability of the Borrower and the Subsidiaries if they were to incur a complete withdrawal from each such Plan and (b) in the case of all other Plans, the amount by which the present value of all benefit liabilities under each Plan (based on assumptions used for purposes of Statement of Financial Accounting Standards No. 87) exceeds the fair market value of the assets of such Plan.

        "U.S. Person" shall mean a "United States person" within the meaning of Section 7701(a)(30) of the Code.

        "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        "Withholding Agent" shall mean either Loan Party and the Administrative Agent.

        SECTION 1.02    Terms Generally.    The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word "law" shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. All references herein to "the date hereof" or "the date of this Agreement" shall be interpreted as references to the Closing Date.

        SECTION 1.03    Accounting Terms.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the Closing Date applied on a basis consistent with the application used in preparing the Borrower's audited consolidated financial statements referred to in Section 3.05 and (b) for purposes of determining compliance with any covenant set forth in Article VI, no effect shall be given to any election under Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, to value any Indebtedness of the Borrower or any Subsidiary at "fair value", as defined therein. In the event that any change in GAAP materially affects any provision of this Agreement, the parties hereto agree that, at the request of the Borrower or the Required Lenders, they shall negotiate in good faith in order to amend the affected provisions in such a way as will restore the parties to their respective positions prior to such change, and, following any such request, until such amendment becomes effective, the Borrower's compliance with such provisions shall be determined on the basis of GAAP as in effect immediately before such change in GAAP became effective.

ARTICLE II

THE CREDITS

        SECTION 2.01    Commitments.    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrower, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Lender, in an aggregate principal amount that will not result in (a) the Revolving Credit Exposure of such Lender exceeding such Lender's Commitment or (b) the sum of the Revolving Credit Exposures of all the Lenders plus the aggregate principal amount of all Competitive Loans outstanding at the time exceeding the Total Commitment at the time. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow hereunder, subject to the terms, conditions and limitations set forth herein.

        SECTION 2.02    Loans.    (a) Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. At the time of the commencement of each Interest Period for any Eurodollar Standby Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that such

Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Total Commitment. Each Competitive Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

          (b)   Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans, and each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans or ABR Loans, as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option (i) in the case of any failure by such branch or Affiliate to make such Loan, shall not relieve such Lender of its obligation to the Borrower hereunder and (ii) shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than 10 separate Standby Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

          (c)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof (i) in the case of a Eurodollar Loan, by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, on such date and (ii) in the case of an ABR Loan or a Fixed Rate Loan, by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 3:00 p.m., New York City time, on such date, and the Administrative Agent shall promptly credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several, and no Lender shall be responsible for any other Lender's failure to make Loans as required hereby. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

          (d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        SECTION 2.03    Competitive Bid Procedure.    (a) In order to request Competitive Bids, the Borrower shall hand deliver, e-mail or fax to the Administrative Agent a duly completed and executed Competitive Bid Request, to be received by the Administrative Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 1:00 p.m., New York City time, four Business Days before the date of the requested Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the requested Competitive Borrowing; provided that no Competitive Bids shall be requested if, after giving effect to the Competitive Loans requested thereby, the sum of the Revolving Credit Exposures of all the Lenders plus the aggregate principal amount of all Competitive Loans outstanding at the time would exceed the Total Commitment at the time. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected by the Administrative Agent in its sole discretion, and the Administrative Agent shall promptly notify the Borrower of any such rejection in writing. Each request for Competitive Bids shall refer to this Agreement and specify (x) whether the Competitive Borrowing then being requested is to be a Eurodollar Competitive Borrowing or a Fixed Rate Borrowing, (y) the date of such Competitive Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be in a minimum principal amount of $10,000,000 and in an integral multiple of $1,000,000, and (z) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite the Lenders, by means of the notice in the form of Exhibit A-2, to bid, on the terms and conditions of this Agreement, to make Competitive Loans requested pursuant to such Competitive Bid Request.

          (b)   Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender shall be substantially in the form of Exhibit A-3 and must be received by the Administrative Agent (by hand delivery, e-mail or fax) (i) in the case of a Eurodollar Competitive Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the requested Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 12:00 noon, New York City time, on the day of the requested Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower, and the Administrative Agent shall notify the Lender making such nonconforming Competitive Bids of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $10,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the requested Competitive Borrowing) of the Competitive Loan or Loans that the Lender is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period with respect thereto. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

          (c)   With respect to each Competitive Bid Request, the Administrative Agent shall promptly notify the Borrower by fax of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each Competitive Bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section.

          (d)   The Borrower may, in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed in writing by hand delivery, e-mail or fax of a duly completed and executed Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids made pursuant to any Competitive Bid Request (x) in the case of a Eurodollar Competitive Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the requested Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 1:00 p.m., New York City time, on the day of the requested Competitive Borrowing; provided that, with respect to any Competitive Bid

  Request, (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids made pursuant thereto, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if it has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate principal amount of the Competitive Loans offered pursuant to the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of Competitive Bids to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, (v) the Borrower shall not accept a Competitive Bid or Competitive Bids, or a portion of such bid or bids, if, after giving effect thereto, the sum of the Revolving Credit Exposures of all the Lenders and the aggregate principal amount of all Competitive Loans outstanding at the time shall exceed the Total Commitment at the time and (vi) except pursuant to clauses (iv) and (v) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (iv) or (v) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) above, the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.

          (e)   The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each bidding Lender whose Competitive Bid has been accepted will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan to the extent its Competitive Bid has been accepted.

          (f)    A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request.

          (g)   If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time by which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

          (h)   All notices required by this Section shall be given in accordance with Section 9.01.

        SECTION 2.04    Standby Borrowing Procedure.    In order to request a Standby Borrowing, the Borrower shall hand deliver, e-mail or fax to the Administrative Agent a duly completed and executed Standby Borrowing Request (a) in the case of a Eurodollar Standby Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the requested Standby Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the day of the requested Standby Borrowing. Each such request shall be irrevocable and shall specify (i) whether the Borrowing then being requested is to be a Eurodollar Standby Borrowing or an ABR Borrowing; (ii) the date of such Standby Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Standby Borrowing, the Interest Period with respect thereto. If no election as to the Type of Standby Borrowing is specified in any such request, then the requested Standby Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Standby Borrowing is specified in any such request, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any request given pursuant to this Section and of each Lender's portion of the requested Borrowing.

        SECTION 2.05    Swingline Loans.    (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitments in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the Total Commitment then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans. Swingline Loans shall be ABR Loans.

          (b)   Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed borrowing date), specifying (i) the amount of the Swingline Loan to be borrowed and (ii) the requested borrowing date (which shall be a Business Day prior to the Maturity Date). Not later than 3:00 P.M., New York City time, on the borrowing date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such borrowing date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such borrowing date in immediately available funds.

          (c)   The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Standby Loan, in an amount equal to such Lender's Pro Rata Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders). The Standby Loans so received by the Administrative Agent shall be immediately made available by it to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

          (d)   If prior to the time a Standby Loan would have otherwise been made pursuant to Section 2.05(c), one of the events described in clauses (g) or (h) of Article VII shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Standby Loans may not be made as contemplated by Section 2.05(c), each Lender shall, on the date such Standby Loan was to have been made pursuant to the notice referred to in Section 2.05(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Lender's Pro Rata Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Standby Loans.

          (e)   Whenever, at any time after the Swingline Lender has received from any Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (f)    Each Lender's obligation to make the Loans referred to in Section 2.05(c) and to purchase participating interests pursuant to Section 2.05(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Guarantor or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        SECTION 2.06    Standby Interest Elections.    (a) Each Standby Borrowing initially shall be of the Type specified in the applicable Standby Borrowing Request and, in the case of a Eurodollar Standby Borrowing, shall have an initial Interest Period as specified in such Standby Borrowing Request. Thereafter, the Borrower may elect to convert such Standby Borrowing to a Standby Borrowing of a different Type or to continue such Standby Borrowing and, in the case of a Eurodollar Standby Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Standby Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Standby Loans comprising such Standby Borrowing, and the Standby Loans comprising each such portion shall be considered a separate Standby Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

          (b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (each, an "Interest Election Request") by telephone by the time that a Standby Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Standby Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

              (i)  the Standby Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Standby Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Standby Borrowing);

             (ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii)  whether the resulting Standby Borrowing is to be an ABR Borrowing or a Eurodollar Standby Borrowing; and

            (iv)  if the resulting Standby Borrowing is to be a Eurodollar Standby Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

  If any such Interest Election Request requests a Eurodollar Standby Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Standby Borrowing.

          (e)   If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Standby Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Standby Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Standby Borrowing may be converted to or continued as a Eurodollar Standby Borrowing and (ii) unless repaid, each Eurodollar Standby Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        SECTION 2.07    Fees.    (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the "Commitment Fee"), which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, (i) the Commitment of a Lender shall be deemed to be used to the extent of such Lender's Revolving Credit Exposure (excluding its Swingline Exposure) and (ii) the outstanding Competitive Loans of any Lender shall be disregarded.

          (b)   The Borrower agrees to pay the Administrative Agent, for its own account, the fees (the "Administrative Agent's Fees") at the times and in the amounts agreed by the Borrower in the Fee Letter.

          (c)   All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances absent manifest error.

        SECTION 2.08    Repayment of Loans; Evidence of Debt.    (a) The Borrower hereby unconditionally promises to pay (i) on the Maturity Date to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Standby Loan and (ii) on the last day of the Interest Period applicable thereto to the Administrative Agent for the applicable Lender(s) the then unpaid principal amount of each Competitive Loan. The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made.

          (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof. The entries made in the accounts maintained pursuant to this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms or cause the Borrower's obligations to be greater than they would have been absent such failure or error.

          (c)   Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note of the Borrower. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.09    Interest on Loans.    (a) Subject to Section 2.10, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Standby Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, and (ii) in the case of each Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03. Accrued interest on each Eurodollar Loan shall be payable in arrears on each Interest Payment Date for such Loan. Each Reference Bank agrees upon the request of the Administrative Agent to furnish to the Administrative Agent timely information for the purpose of determining the LIBO Rate and the Adjusted LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, and such determination shall be conclusive absent manifest error.

          (b)   Subject to Section 2.10, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate. Accrued interest on each ABR Loan shall be payable in arrears on each Interest Payment Date for such Loan. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          (c)   Subject to Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03. Accrued interest on each Fixed Rate Loan shall be payable in arrears on each Interest Payment Date.

        SECTION 2.10    Default Interest.    Notwithstanding anything to the contrary herein, (a) upon the occurrence and during the continuance of an Event of Default under clause (b) of Article VII with respect to any Loan, the Borrower shall pay interest on the overdue principal amount of such Loan, payable in arrears on the dates referred to in Section 2.09, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal at all times to 2% per annum above the rate per annum required to be paid on such Standby Loan and such Swingline Loan pursuant to Section 2.09(a) or (b), as applicable, and (b) to the fullest extent permitted by law, the Borrower shall pay interest on the amount of any interest, fee or other amount payable hereunder (other than the principal of any Standby Loan) that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal at all times to 2% per annum above the rate per annum required to be paid on ABR Loans pursuant to Section 2.09(b).

        SECTION 2.11    Alternate Rate of Interest.    In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any request by the Borrower for a Eurodollar Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent and (b) any request by the Borrower for a Eurodollar Standby Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing. In the event of any such determination, the Lenders shall negotiate with the Borrower, at its request, as to the interest rate which the Loans comprising such an ABR Borrowing shall bear; provided that such Loans shall bear interest as provided in Section 2.09(b) pending the execution by the Borrower and each Lender of a written agreement providing for a different interest rate. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

        SECTION 2.12    Termination and Reduction of Commitments.    (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

          (b)   Upon at least three Business Days' prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, without penalty but subject to Section 2.17, the Total

  Commitment; provided that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.14, the sum of the Revolving Credit Exposures of all the Lenders plus the aggregate principal amount of all Competitive Loans outstanding at the time would exceed the Total Commitment.

          (c)   Each reduction in the Total Commitment under this Section 2.12 shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of the Total Commitment under this Section 2.12, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

        SECTION 2.13    Extension of Maturity Date.    Notwithstanding anything contained herein to the contrary, the Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days (or such shorter period as the Administrative Agent may consent to) and not more than 60 days prior to the anniversary of the Closing Date, request that the Lenders extend the Maturity Date for an additional period of 364 days. Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day (or such later date as the Borrower and the Administrative Agent may consent to) after the date of the Administrative Agent's receipt of the Borrower's Maturity Date Extension Request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a "Consenting Lender", and each Lender declining to agree to a requested extension being called a "Declining Lender"). Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. Notwithstanding anything contained herein to the contrary, so long as Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the date that is 364 days after the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the "Existing Maturity Date"). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of their Loans pursuant to Section 2.14 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the Revolving Credit Exposures plus the aggregate outstanding principal amount of the Competitive Loans would not exceed the Total Commitment. Notwithstanding the foregoing provisions of this paragraph, the Borrower shall have the right, pursuant to Section 2.22, at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to the applicable Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Existing Maturity Date pursuant to this paragraph shall become effective unless on the Existing Maturity Date the conditions set forth in Section 4.01(e) and (f) (in each case, to the extent reasonably requested by the Administrative Agent), and 4.02(b), (c) and (d) shall be satisfied (with all references in Section 4.02 to a Borrowing being deemed to be references to such increase/extension) and the Administrative Agent shall have received a certificate to the effect that the conditions set forth in Section 4.02(b), (c) and (d) have been satisfied dated such date and executed by a Financial Officer of the Borrower.

        SECTION 2.14    Prepayment.    (a) The Borrower shall have the right, at any time and from time to time, to prepay any Standby Borrowing, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent prior to (i) 1:00 p.m., New York City time, two Business Days prior to the date of prepayment, in the case of Eurodollar Standby Loans, and (ii) before 1:00 p.m., New York City time, on the Business Day of the date of prepayment, in the case of ABR Loans; provided that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than (A) $5,000,000 in the case of a Eurodollar Standby Borrowing and (B) $1,000,000 in the case of an ABR Borrowing or, if less, the aggregate principal amount of such Standby Borrowing. The Borrower shall not have the right to prepay any Competitive Borrowing except pursuant to clause (b) below.

          (b)   In the event and on each occasion that the sum of the Revolving Credit Exposures of all the Lenders plus the aggregate principal amount of all Competitive Loans outstanding exceeds, on any day, the Total Commitment (including as a result of any reduction in the Total Commitment pursuant to Section 2.12), the Borrower shall, on such day, (i) prepay Standby Borrowings in an amount equal to the lesser of the aggregate principal amount of the Standby Borrowings then outstanding and the amount of such excess and (ii) to the extent the amount of such excess shall exceed the aggregate principal amount of the Standby Borrowings then outstanding, prepay Competitive Borrowings in an amount sufficient to eliminate such remaining excess. In the event of a termination of all of the Commitments, the Borrower shall repay or prepay all the outstanding Loans on the date of such termination.

          (c)   Each notice of prepayment shall specify the prepayment date and the principal amount of each Standby Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Standby Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section shall be subject to Section 2.17, but shall otherwise be without premium or penalty. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

        SECTION 2.15    Reserve Requirements; Change in Circumstances.    (a) Notwithstanding any other provision herein, if after the Closing Date any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan or Fixed Rate Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of Taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal or applicable lending office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the direct cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if it shall have been aware of the change giving rise to such request at the time of submission of the Competitive Bid pursuant to which such Competitive Loan shall have been made.

          (b)   If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the Closing Date of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c)   Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

        SECTION 2.16    Change in Legality.    (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

              (i)  declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans and any request by the Borrower for a Eurodollar Standby Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

             (ii)  require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, and (x) all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans and (y) such Lender shall negotiate with the Borrower, at its request, as to the interest rate which such ABR Loans shall bear; provided that such Loans shall bear interest as provided in Section 2.09(b) pending the execution by the Borrower and such Lender of a written agreement providing for a different interest rate.

          (b)   For purposes of this Section, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

        SECTION 2.17    Indemnity.    The Borrower shall indemnify each Lender against any loss (other than loss of profits) or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to refinance or continue any Loan hereunder, for any reason other than a default by such Lender, after irrevocable notice of such borrowing, refinancing or continuation has been given pursuant to Section 2.03, 2.04, 2.05 or 2.06, (c) any payment, prepayment or conversion of a Eurodollar Loan or Fixed Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto (including as a result of the occurrence of any Event of Default) or (d) any default in payment or prepayment by the Borrower of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), including, in each such case, any loss (other than loss of profits) or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan or Fixed Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (assumed to be the Adjusted LIBO Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. This Section 2.17 shall not apply with respect to Taxes, other than Taxes that represent losses or damages arising from any non-Tax claim.

        SECTION 2.18    Pro Rata Treatment.    Except as required under Section 2.13, Section 2.16 or Section 2.24, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing and each outstanding Swingline Loan shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing and those Lenders that shall not have made Swingline Loans) pro rata in accordance with such respective Commitments, except as set forth in Section 2.07(a). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

        SECTION 2.19    Sharing of Setoffs.    Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Loans or participations in Swingline Loans as a result of which the unpaid principal portion of the Standby Loans or participations in Swingline Loans of such Lender shall be proportionately less than the unpaid principal portion of the Standby Loans or participations in Swingline Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans and participations in Swingline Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans and participations in Swingline Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans and participations in Swingline Loans then outstanding as the principal amount of its Standby Loans and Swingline Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans and participations in Swingline Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation pursuant to the foregoing arrangements deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Standby Loan or Swingline Loan directly to the Borrower in the amount of such participation.

        SECTION 2.20    Payments.    (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts but excluding principal and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as provided in Section 2.05(c)) hereunder and under any other Loan Document not later than prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent at the Funding Office, in dollars and in immediately available funds.

          (b)   Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

        SECTION 2.21    Taxes.    (a) Each payment by or on behalf of either Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law, as modified by the practice then in effect of any Governmental Authority. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. To the extent that such Taxes are Indemnified Taxes, then the amount payable by or on behalf of the applicable Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.21), the applicable Recipient receives the amount it would have received had no such withholding been made.

          (b)   The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)   Within 30 days after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent at its address referred to in Section 9.01 the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (d)   The Loan Parties shall jointly and severally indemnify each Recipient for the full amount of any Indemnified Taxes payable by such Recipient with respect to any Loan Document or any payment by or on behalf of such Loan Party under any Loan Document (including amounts payable under this Section 2.21) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly imposed by the relevant Governmental Authority. The indemnity under this paragraph (d) shall be paid within 30 days after the date the Recipient delivers to the applicable Loan Party a certificate stating the amount of Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

          (e)   The Lenders shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes payable by the Administrative Agent with respect to any Loan Document or any payment by or on behalf of either Loan Party under any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly imposed by the relevant Governmental Authority, except to the extent that any such amount or payment is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of the Administrative Agent. The indemnity under this paragraph (e) shall be paid within 30 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so payable by the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.

          (f)    (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.21(f)(ii) and (iii)) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.21. If any such form or certification expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certificate if it is legally eligible to do so.

             (ii)  Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto (or, in the case of a participation holder, on or before the date such participation is effective hereunder) and on or before the date, if any, such Lender changes its applicable lending office by designating a new lending office, duly completed and executed copies of whichever of the following is applicable:

              (A)  in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

              (B)  in the case of a Lender (other than a U.S. Person) claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to all other payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

              (C)  in the case of a Lender (other than a U.S. Person) for whom payments under any Loan Document constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

              (D)  in the case of a Lender (other than a U.S. Person) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate to the effect that such Lender is not (a) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (b) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

              (E)  in the case of a Lender (other than a U.S. Person) that either is not the beneficial owner of payments made under any Loan Document (including a participating Lender) or is a partnership (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide the certificate described in clause (D)(2) of this paragraph (f)(ii) on behalf of such partners; or

              (F)  any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

            (iii)  If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.21(f)(iii), FATCA shall include any regulations or official interpretations thereof.

          (g)   If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.21 (including additional amounts paid by either Loan Party pursuant to this Section 2.21), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.21 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid to such Recipient pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Recipient be required to pay any amount to either Loan Party pursuant to this paragraph (g) if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to either Loan Party or any other Person.

          (h)   Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.21 shall survive termination of the Loan Documents and payment of any obligations thereunder.

        SECTION 2.22    Termination or Assignment of Commitments under Certain Circumstances.    In the event that (a) any Lender shall become a Defaulting Lender, (b) any Lender shall have delivered a notice or certificate pursuant to Section 2.15 or 2.16, (c) the Borrower shall be required to make additional payments to any Lender under Section 2.21, or (d) a Lender shall become a Non-Consenting Lender (as defined below), the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an Eligible Assignee which shall assume such obligations; provided that (i) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, (ii) the Borrower or such assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans (other than Competitive Loans) made by it hereunder and all other amounts accrued for its account or owed to it hereunder (other than any outstanding Competitive Loans held by it), (iii) if such assignee is not a Lender, the Administrative Agent shall have given its prior written consent to such replacement (which consent will not be unreasonably withheld) and the Borrower or such financial institution shall have paid a processing and recordation fee of $3,500 to the Administrative Agent, (iv) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction of such compensation or payments thereafter and (v) the Swingline Lender shall have consented in writing to such assignment (which consent will not be unreasonably withheld). A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.08 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a "Non-Consenting Lender."

        SECTION 2.23    Lending Offices and Lender Certificates; Survival of Indemnity.    To the extent reasonably possible, each Lender shall designate an alternate lending office with respect to its Eurodollar Loans and Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Section 2.15 or to avoid the unavailability of Eurodollar Loans under Section 2.11 or 2.16, so long as such designation is not disadvantageous to such Lender. A good faith certificate of a Lender setting forth a reasonable basis of computation and allocation of the amount due under Section 2.15 or 2.17 shall be final, conclusive and binding on the Borrower in the absence of manifest error. The amount specified in any such certificate shall be payable on demand after receipt by the Borrower of such certificate. The obligations of the Borrower under Sections 2.15, 2.17, 2.21 and 9.05 shall survive the payment of all amounts due under any Loan Document and the termination of this Agreement.

        SECTION 2.24    Defaulting Lenders.    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

          (a)   Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);

          (b)   the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.08); provided that (i) such Defaulting Lender's Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused and the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender's consent;

          (c)   if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

              (i)  all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent that the aggregate amount of each non-Defaulting Lender's Revolving Credit Exposure does not exceed its Commitment; and

             (ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent prepay such Swingline Exposure; and

          (d)   so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders, and participating interests in any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

        If the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan unless the Swingline Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender, to defease any risk to it in respect of such Lender hereunder.

        In the event that the Administrative Agent, the Borrower and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Loans and Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Standby Loans in accordance with its Pro Rata Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants as to itself and the Subsidiaries (other than the Excluded Subsidiary) to each of the Lenders that:

        SECTION 3.01    Corporate Existence and Standing.    The Borrower and each Subsidiary is duly organized, validly existing and, where such concept exists in the relevant jurisdiction of organization, in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted where the failure to have such authority would have a Material Adverse Effect.

        SECTION 3.02    Authorization and Validity.    Each Loan Party has the corporate or other organizational, as applicable, power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder (collectively, the "Transactions"). The Transactions have been duly authorized by all necessary corporate or other organizational action, and if required, stockholder or other equity holder action, as applicable. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which either Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or the Guarantor, enforceable against the Borrower or the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

        SECTION 3.03    No Conflict; Governmental Consent.    None of the Transactions will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, bylaws or other organizational documents or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof (other than those which have been obtained or waived), is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

        SECTION 3.04    Compliance with Laws; Environmental and Safety Matters.    (a) The Borrower and each Subsidiary, to the best knowledge and belief of the Borrower, has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, in each case, except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

          (b)   The Borrower and each Subsidiary has complied in all respects with all applicable Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety, in each case except to the extent that the failure to comply therewith could not, in the aggregate or individually, be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice of any material failure so to comply which could reasonably be expected to result in a Material Adverse Effect. The Borrower's and the Subsidiaries' facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, in violation in any material respect of any law or any regulations promulgated pursuant thereto. The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in liability on the part of the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.05    Financial Statements.    The Borrower has heretofore furnished to the Lenders its (i) audited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of the end of and for the fiscal year ended December 31, 2009, audited by and accompanied by the opinion of Deloitte & Touche LLP, an independent registered public accounting firm and (ii) unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the fiscal quarters ended March 31, 2010 and June 30, 2010. The financial statements referred to in clauses (i) and (ii) of this Section 3.05 were prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of such date and for such period (in the case of unaudited financial statements, subject to normal year-end audit adjustments and the absence of footnotes). Such balance sheet and the notes thereto, if any, disclose all material liabilities, direct or contingent, of the Borrower and the Consolidated Subsidiaries as of the date thereof.

        SECTION 3.06    No Material Adverse Change.    Except for any Disclosed Matter, no material adverse change in the business, properties, financial condition or results of operations of the Borrower and the Consolidated Subsidiaries has occurred since December 31, 2009. It is understood that downgrades or negative pronouncements by rating agencies and volatility in the capital markets generally shall not in and of themselves be considered material adverse changes, but that the antecedents or consequences thereof may constitute such changes (except to the extent the same constitute Disclosed Matters).

        SECTION 3.07    Subsidiaries.    Schedule 3.07 contains an accurate list of all the significant joint ventures and all the Subsidiaries, in each case on and as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective ownership interests held by the Borrower or other Subsidiaries.

        SECTION 3.08    Litigation.    Except for any Disclosed Matter, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        SECTION 3.09    Material Agreements.    Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

        SECTION 3.10    [RESERVED].

        SECTION 3.11    Investment Company Act.    Neither the Borrower nor any Subsidiary is an "investment company," required to register as such under the Investment Company Act of 1940, as amended.

        SECTION 3.12    Use of Proceeds.    The Borrower will use the proceeds of the Loans only for working capital and other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

        SECTION 3.13    Taxes.    The Borrower and each Subsidiary have filed all United States Federal Tax returns, in the case of the Borrower and each Domestic Subsidiary, and all other Tax returns which are required to be filed and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any such Subsidiary, including all Federal and state withholding Taxes and all Taxes required to be paid pursuant to applicable law, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or in the case of Tax returns or Taxes (other than Federal Tax returns and Federal taxes) where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and the Consolidated Subsidiaries in respect of any Taxes or other governmental charges are adequate.

        SECTION 3.14    Accuracy of Information.    Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other written or formally presented information furnished by or on behalf of the Borrower or the Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (in each case taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, as to financial projections, forecasts or estimates, if any, that have been prepared by the Borrower and made available to the Administrative Agent, any Lender or any potential Lender, the Borrower only represents and warrants that such financial projections, forecasts or estimates have been prepared in good faith based upon assumptions believed by the management of the Borrower to be reasonable at the time of preparation (it being understood such projections, forecasts and estimates are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections, forecasts or estimates will be realized and the variations therefrom may be material).

        SECTION 3.15    No Undisclosed Dividend Restrictions.    Except for restrictions hereunder, and except for restrictions on the payment of dividends under applicable law, none of the Subsidiaries (other than the Excluded Subsidiary) is subject to any agreement, amendment or covenant that directly or indirectly (through the application of financial covenants or otherwise) restricts the ability of such entity to declare or pay dividends.

        SECTION 3.16    No Default.    No Default or Event of Default has occurred and is continuing.

ARTICLE IV

CONDITIONS

        SECTION 4.01    Conditions Precedent to Effectiveness.    This Agreement shall become effective on the date on which:

          (a)   The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Agreement shall have been (or shall be substantially simultaneously) terminated, that all amounts due thereunder shall have been (or shall be substantially simultaneously) paid in accordance with its terms and that no Liens exist other than Liens permitted by the terms of this Agreement or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

          (b)   The Administrative Agent (or its counsel) shall have received either (i) a counterpart of this Agreement and of the LLC Guarantee signed on behalf of each party thereto (which may include telecopy or e-mail transmissions of signed signature pages), or (ii) written evidence reasonably satisfactory to the Agent (which may include telecopy or e-mail transmissions of signed signature pages) that this Agreement and of the LLC Guarantee have been signed on behalf of each party thereto.

          (c)   The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been submitted to the Borrower at least one Business Day prior to the Closing Date.

          (d)   The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

          (e)   The Administrative Agent shall have received a legal opinion (addressed to the Administrative Agent and each Lender party hereto on the Closing Date) from Kirkland & Ellis LLP, counsel to the Borrower, which opinion shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received a legal opinion (addressed to the Administrative Agent and each Lender party hereto on the Closing Date) from Kelley A. Howes, General Counsel of the Borrower, or Curt Foust, Assistant General Counsel of the Borrower, which opinion shall be reasonably satisfactory to the Administrative Agent.

          (f)    The Administrative Agent shall have received the following documents and certificates, all in form and substance reasonably satisfactory to the Administrative Agent:

              (i)  A certificate of the Chief Financial Officer of the Borrower, dated the Closing Date, certifying (A) compliance with the condition precedent set forth in paragraph (b) of Section 4.02, and (B) the dollar amount of Long-Term Assets Under Management as of the close of business on the Business Day immediately preceding the Closing Date and for the 30 Business Days prior thereto;

             (ii)  A copy of the certificate or articles of incorporation or organization or certificates of formation, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority; and

            (iii)  A certificate of the Secretary or Assistant Secretary of each Loan Party, dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the Loan Documents to which it is a party and the transactions contemplated thereby, including, in the case of the Borrower, the Borrowings hereunder, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to subclause (ii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate delivered pursuant to this subclause (iii).

        SECTION 4.02    All Borrowings.    The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a)   The Administrative Agent (or in the case of a Swingline Loan, the Swingline Lender and the Administrative Agent) shall have received a notice of such Borrowing as required by Section 2.03, 2.04 or 2.05, as applicable.

          (b)   The representations and warranties set forth in Article III hereof and in each Loan Document shall be true and correct in all material respects on and as of the date of, and after giving effect to, such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c)   At the time of, and immediately after giving effect to, such Borrowing, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the sum of the Revolving Credit Exposures of all the Lenders plus the aggregate amount of all Competitive Loans outstanding at such time shall not exceed the Total Commitment.

          (d)   The Borrower shall be in compliance with Section 6.07(c) for the period of three consecutive Business Days ending immediately prior to the date of such Borrowing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02. It is understood that this Section 4.02 shall not apply to a conversion or continuation of any Standby Borrowing pursuant to Section 2.06.

ARTICLE V

AFFIRMATIVE COVENANTS

        The Borrower covenants and agrees with each Lender that, until the Commitments have expired or been terminated and the principal of or interest on each Loan, all Fees or all other expenses or amounts payable under any Loan Document (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

        SECTION 5.01    Conduct of Business; Maintenance of Ownership of Subsidiaries and Maintenance of Properties.    (a) The Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiary) to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted; provided that no sale, transfer or disposition of assets (including by means of a merger) permitted, or other transactions expressly permitted, under Sections 6.03, 6.04 and 6.05 will be prohibited by this paragraph (a).

          (b)   The Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiary) to do all things necessary to remain duly organized, validly existing and, where such concept exists in the relevant jurisdiction of organization, in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or in connection with a dissolution, merger, or disposition of a Subsidiary permitted under Section 6.04.

          (c)   The Borrower will at all times own, directly or indirectly, at least the Minimum Ownership Percentage of the outstanding Equity Interests of the Guarantor, free and clear of any Liens on such Equity Interests, other than statutory Liens applicable to Equity Interests or Liens arising by operation of the organizational documents or other equity rights agreements existing as of the Closing Date, which documents or agreements, if any, shall be disclosed to the Lenders. As used herein, "Minimum Ownership Percentage" shall mean 95% of the outstanding Equity Interests of the Guarantor minus the percentage of such outstanding Equity Interests represented by Equity Interests of the Guarantor awarded from time to time to any officers or employees of the Borrower or its Subsidiaries under compensation plans of the Borrower and its Subsidiaries; provided, however, that the aggregate amount of such awards of Equity Interests of the Guarantor shall not total more than 5% of the outstanding Equity Interests of the Guarantor.

          (d)   The Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiary) to do all things necessary, in the Borrower's reasonable business judgment, to maintain, preserve, protect and keep their properties material to the conduct of their businesses (taken as a whole) in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their businesses (taken as a whole) carried on in connection therewith may be properly conducted in all material respects at all times, except where the failure to do so would not have a Material Adverse Effect; provided that no sale, transfer or disposition of assets (including by means of a merger) permitted under Sections 6.03, 6.04 and 6.05 will be prohibited by this paragraph (d).

        SECTION 5.02    Insurance.    The Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiary) to, maintain, with Persons that, to its knowledge, are financially sound and reputable insurance companies, insurance on all its property in such amounts and covering such risks as is consistent with sound business practice and customary with companies engaged in similar lines of business, and the Borrower will furnish to any Lender (through the Administrative Agent) upon reasonable request full information as to the insurance carried.

        SECTION 5.03    Compliance with Laws and Payment of Material Obligations and Taxes.    (a) The Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiary) to, comply in all material respects with all laws (including ERISA and the Fair Labor Standards Act, as amended), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject if noncompliance therewith could reasonably be expected to have a Material Adverse Effect.

          (b)   The Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiary) to, pay when due its material obligations, including all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside or (ii) where any failure to pay could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.04    Financial Statements, Reports, etc.    The Borrower will maintain, for itself and each Subsidiary (other than the Excluded Subsidiary), a system of accounting established and administered in accordance with GAAP or IFRS, as applicable, and will furnish to the Administrative Agent and each Lender (through the Administrative Agent):

          (a)   within 90 days after the end of each of its fiscal years, its audited consolidated balance sheet and related consolidated statements of income, changes in stockholders' equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower's independent certified public accountants) audit report certified by an independent registered public accounting firm of nationally recognized standing to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and the Consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

          (b)   within 45 days after the end of each of the first three quarters of each of its fiscal years, its consolidated balance sheet and related consolidated statements of income, changes in stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and the Consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

          (c)   together with each delivery of financial statements under clause (a) or (b) of this Section 5.04, a compliance certificate substantially in the form of Exhibit C signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) of this Section 5.04 (or, prior to the first such delivery, referred to in Section 3.05) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate;

          (d)   as soon as possible and in any event within 10 Business Days after any Responsible Officer of the Borrower knows that (i) any Reportable Event has occurred with respect to any Plan, (ii) any Withdrawal Liability has been incurred with respect to any Multiemployer Plan or (iii) the Borrower or any member of the Controlled Group has received any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 305 of ERISA or Section 432 of the Code, a statement, signed by a Financial Officer of the Borrower, describing such Reportable Event, Withdrawal Liability or notice and the action which the Borrower proposes to take with respect thereto;

          (e)   promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

          (f)    promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Consolidated Subsidiary files with the Securities and Exchange Commission or financial reports material to the interests of the Lenders or to the ability of the Borrower to perform its obligations under the Loan Documents;

          (g)   within 10 Business Days after the end of each calendar month, a certificate signed by a Financial Officer of the Borrower certifying as to the dollar amount of Long-Term Assets Under Management as of the close of business on each Business Day during such month;

          (h)   upon a reasonable request of the Administrative Agent therefor (and, in any event, no later than 12:00 noon, New York City time, on the second Business Day following the day of such request), a certificate signed by a Financial Officer of the Borrower certifying as to the dollar amount of Long-Term Assets Under Management as of the close of business on each of the three consecutive Business Days immediately preceding the date of such request;

          (i)    promptly after Moody's or S&P shall have announced a downgrade of the rating in effect for the Index Debt, written notice of such change; and

          (j)    such other information (including financial information and any information required by the Patriot Act or any other "know your customer" or similar laws or regulations) as the Administrative Agent or any Lender may from time to time reasonably request.

The financial statements (and the related audit opinions and certifications) required to be delivered by the Borrower pursuant to clauses (a) and (b) of this Section 5.04 and the reports and statements required to be delivered by the Borrower pursuant to clauses (e) and (f) of this Section 5.04 shall be deemed to have been delivered (i) when reports containing such financial statements (and the related audit opinions and certifications) or other materials are posted on the Borrower's website on the internet at http://ir.janus.com (or any successor page identified in a notice given to the Administrative Agent and the Lenders) or on the SEC's website on the internet at www.sec.gov and the Borrower has notified the Administrative Agent (who in turn shall notify the Lenders) that such reports have been so posted or (ii) when such financial statements, reports or statements are delivered in accordance with Section 9.17(a).

        SECTION 5.05    Notices of Material Events.    Promptly and in any event within five Business Days after a Responsible Officer of the Borrower becomes aware thereof, the Borrower will give notice in writing to the Administrative Agent and the Lenders of the occurrence of (a) any Default or Event of Default or (b) any other development, financial or otherwise, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.06    Books and Records; Access to Properties and Inspections.    The Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiary) to, keep proper books and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiary) to, permit the Administrative Agent and the Lenders to make reasonable inspections during regular business hours of the properties, corporate books and financial records of the Borrower or any such Subsidiary, to make reasonable examinations and copies of the books of accounts and other financial records of the Borrower or any such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower or any such Subsidiary with, and to be advised as to the same by, its respective officers at such reasonable times and intervals as the Lenders may designate; provided that (a) any inspection by any Lender shall be at such Lender's own expense, (b) unless a Default or Event of Default shall have occurred and be continuing, there shall be no more than two such inspections during any fiscal year and (c) the Lenders shall coordinate the timing of their inspections through the Administrative Agent and provide reasonable written notice thereof.

        SECTION 5.07    Use of Proceeds.    The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 3.12.

        SECTION 5.08    Existing JCIL Share Charge.    The Borrower shall make commercially reasonable efforts to cause the release of the Existing JCIL Share Charge to be registered within three Business Days from the Closing Date.

ARTICLE VI

NEGATIVE COVENANTS

        The Borrower covenants and agrees with each Lender that, until the Commitments have expired or been terminated and the principal of or interest on each Loan, all Fees or all other expenses or amounts payable under any Loan Document (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

        SECTION 6.01    Indebtedness of Subsidiaries.    The Borrower will not permit any Subsidiary (other than the Excluded Subsidiary) to incur, create or suffer to exist any Indebtedness, except:

          (a)   Indebtedness incurred to finance the acquisition, repair or improvement of any fixed or capital assets, including Capitalized Lease Obligations (and any Replacement Indebtedness in respect thereof); provided that (i) the principal amount of such Indebtedness shall not exceed the purchase price of such assets or the cost of such repair or improvement, (ii) such Indebtedness (and any Replacement Indebtedness in respect thereof) shall not be secured by any Lien on any assets other than the assets so acquired, repaired or improved and (iii) the aggregate principal amount of such Indebtedness and such Replacement Indebtedness, when taken together with the aggregate principal amount of any Indebtedness incurred under clause (j) of this Section 6.01, shall not exceed $40,000,000 at any time outstanding;

          (b)   Indebtedness of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such Indebtedness owing by the Guarantor shall be at least pari passu to the Obligations, and (ii) any such Indebtedness of any Subsidiary other than the Guarantor shall be incurred in compliance with Section 6.09(b);

          (c)   Indebtedness created under the Loan Documents;

          (d)   Attributable Debt in connection with any Sale-Leaseback Transaction permitted pursuant to Section 6.03;

          (e)   Indebtedness of a Person existing at the time such Person becomes a Subsidiary and any Replacement Indebtedness in respect thereof; provided that such Indebtedness was not created in contemplation of or in connection with such Person becoming a Subsidiary;

          (f)    Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Replacement Indebtedness in respect thereof;

          (g)   Guarantees of Indebtedness permitted under clauses (a) through (d) of this Section 6.01; provided that such Guarantees comply with Section 6.09;

          (h)   Indebtedness owed in respect of netting services, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business in connection with treasury, depository or cash management services or in connection with any automated clearing house transfers of funds;

          (i)    Indebtedness incurred in the ordinary course of business and arising from agreements or arrangements providing for workers' compensation claims, self-insurance obligations, performance, bid, surety, stay and appeal bonds and other similar types of performance and completion guarantees or as an account party in respect of letters of credit; and

          (j)    other Indebtedness of any Subsidiary; provided that the aggregate principal amount of all Indebtedness incurred under this clause (j), when taken together with the aggregate principal amount of all Indebtedness incurred under clause (a) of this Section 6.01, shall not exceed $40,000,000 at any time outstanding.

        SECTION 6.02    Liens.    The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, create, incur or suffer to exist any Lien in or on its property (now or hereafter acquired), or on any income or revenues or rights in respect of any thereof, except:

          (a)   Liens for Taxes on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings or are immaterial in amount;

          (b)   Liens imposed by law, such as carriers', warehousemen's, materialmen's, repairmen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business that secure payment of obligations (other than Indebtedness) that are not more than 60 days past due or that are being contested in good faith by appropriate proceedings;

          (c)   Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (d)   Liens arising out of deposits to secure leases, trade contracts, statutory obligations, appeal bonds, performance bonds and other obligations of like nature, in each case arising in the ordinary course of business;

          (e)   utility easements, rights-of-way, restrictions, zoning ordinances, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

          (f)    Liens existing on the Closing Date and described in Schedule 6.02, and Liens extending or replacing such Liens; provided that such Liens (including any such extension or replacement Liens) (i) secure only those obligations that they secured on the Closing Date and Replacement Indebtedness in respect thereof and (ii) extend only to the assets that they encumbered on the Closing Date (or that would have been required to be so secured pursuant to the terms thereof) (other than a substitution of like assets);

          (g)   Liens on fixed or capital assets securing Indebtedness permitted under Section 6.01(a) incurred to finance the acquisition, repair or improvement of such assets (and any Replacement Indebtedness in respect thereof); provided that such Liens extend only to such assets;

          (h)   Liens deemed to exist in connection with Permitted B Share Transactions; provided that such Liens extend only to B Share Fees and not to any other assets of the Borrower and the Subsidiaries;

          (i)    Environmental Liens securing clean-up costs or fines, not in excess of $25,000,000 in aggregate principal amount, excluding Environmental Liens that are being contested in good faith by appropriate proceedings and the enforcement of which is stayed;

          (j)    banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

          (k)   judgment Liens in respect of judgments that have not resulted in an Event of Default under clause (j) of Article VII;

          (l)    any Lien existing on any property before the acquisition thereof or existing on any property of any Person that becomes a Subsidiary after the Closing Date before the time such Person becomes a Subsidiary, and Liens extending or replacing such Liens; provided that (i) no such Lien is created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) no such Lien shall apply to any other property and (iii) no such Lien shall secure obligations other than the obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Replacement Indebtedness in respect thereof;

          (m)  Liens on the Excluded Securities and the Excluded Securities Accounts; provided that (i) such Liens secure only obligations of the Borrower and the Subsidiaries in respect of the Specified Hedging Agreements and (ii) such Liens extend only to the Excluded Securities and the Excluded Securities Accounts;

          (n)   Liens in respect of Excess Margin Stock;

          (o)   other Liens securing Indebtedness or other obligations in an aggregate principal amount that, when taken together with the aggregate amount of all Attributable Debt in connection with Sale and Leaseback Transactions permitted under Section 6.03, does not exceed $20,000,000 at any time outstanding;

          (p)   Liens granted on cash or cash equivalents to defease Indebtedness of the Borrower or any of its Subsidiaries, provided that at the time each such Lien is granted, no Loans shall be outstanding;

          (r)   utility and similar deposits made by the Borrower or its Subsidiaries in the ordinary course of business (consistent with past practices of such Borrower or Subsidiary);

          (s)   temporary good faith deposits made in connection with Investments permitted hereunder;

          (t)    temporary Liens in connection with sales, transfers, leases, assignments or other conveyances or dispositions of securities permitted under Section 6.04, including (x) Liens on securities granted or deemed to arise in connection with and as a result of the execution, delivery or performance of contracts to sell such securities if such sale is otherwise permitted hereunder, or is required by such contracts to be permitted hereunder, and (y) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any securities or interest therein, which rights of first refusal, option or contractual rights are granted in connection with a sale, transfer or other disposition of securities permitted hereunder;

          (u)   licenses, leases or subleases granted to third parties not interfering in any material respect with the business of any Subsidiary or the Borrower; and

          (q)   Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or Capital Leases permitted under this Agreement.

        SECTION 6.03    Sale and Lease-Back Transactions.    The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Leaseback Transaction"); provided that the Borrower or any Subsidiary may enter into any Sale and Leaseback Transaction if (a) at the time of such transaction no Default or Event of Default shall have occurred and be continuing, (b) the proceeds from the sale of the subject property shall be at least equal to its fair market value on the date of such sale and (c) the aggregate amount of all Attributable Debt in connection with all Sale and Leaseback Transactions of the Borrower and the Subsidiaries, when taken together with the aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.02(o), does not exceed $20,000,000 at any time outstanding.

        SECTION 6.04    Mergers, Consolidations and Transfers of Assets.    The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of any of its assets (whether now owned or hereafter acquired), including any Equity Interests in any Subsidiary, and will not permit any wholly-owned Subsidiary to issue any additional Equity Interests in such Subsidiary (other than to the Borrower or any other Subsidiary); provided that:

          (a)   the Borrower and any Subsidiary may sell or license assets (including intellectual property) in the ordinary course of business;

          (b)   the Borrower may sell or transfer assets in connection with Permitted B Share True Sale Transactions;

          (c)   if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

              (i)  any wholly owned Domestic Subsidiary may merge into, consolidate with or liquidate into (or otherwise) the Borrower in a transaction in which the Borrower is the surviving corporation;

             (ii)  any Subsidiary ("Affected Subsidiary") may merge into, consolidate with or liquidate into (or otherwise) any other Subsidiary (other than the Excluded Subsidiary) in a transaction in which (x) no Person other than (A) the Borrower, (B) the Guarantor or (C) the parent of the Affected Subsidiary which parent is a Subsidiary of the Borrower receives any consideration, (y) if either of the Affected Subsidiary and such other Subsidiary is the Guarantor, the surviving Subsidiary is the Guarantor or (z) if either of the Affected Subsidiary and such other Subsidiary is a wholly owned Subsidiary, the surviving or resulting Subsidiary is a wholly-owned Subsidiary;

            (iii)  the Borrower and the Subsidiaries may sell, transfer, lease, license or otherwise dispose of assets (other than (A) Equity Interests in INTECH or Perkins or (B) securities of Stanfield Victoria Funding LLC (currently known as VFNC Trust)) the Net Proceeds of which do not exceed, when taken together with the Net Proceeds of all other assets sold, transferred, leased, licensed or otherwise disposed of on or after the Closing Date pursuant to this clause (iii), $100,000,000 in the aggregate; and

            (iv)  the Borrower and the Subsidiaries may sell, transfer, lease, license or otherwise dispose of (A) Equity Interests in, or assets of, INTECH or Perkins and (B) securities of Stanfield Victoria Funding LLC (currently known as VFNC Trust);

          (d)   the Borrower and the Subsidiaries may consummate any Sale and Leaseback Transaction permitted under Section 6.03;

          (e)   the Borrower and the Subsidiaries may make any sale, transfer, lease or other disposition to the Borrower or any Subsidiary; provided that any such sale, transfer, lease or other disposition involving a Subsidiary that is not the Guarantor shall be made in compliance with Sections 6.05 and 6.09;

          (f)    dispositions of non-core assets acquired in connection with permitted Investments;

          (g)   dispositions of cash and Permitted Investments in the ordinary course of business;

          (h)   the sale, lease, assignment, transfer or disposal of Investments in joint ventures required by, or made pursuant to buy/sell arrangements set forth in joint venture arrangements and similar binding arrangements; and

          (i)    the Borrower and the Subsidiaries may make any sales of Excess Margin Stock.

        SECTION 6.05    Transactions with Affiliates.    The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, sell or transfer any assets to, or purchase or acquire any assets from, or otherwise engage in any other transactions (other than any equity issuance or Restricted Payment) with, any of its Affiliates (other than the Borrower or any Subsidiary (other than the Excluded Subsidiary)), except that the Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions which, taken as a whole, are not less favorable to the Borrower or such Subsidiary than would prevail in an arm's-length transaction with unrelated third parties.

        SECTION 6.06    Restrictive Agreements.    The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, enter into, incur or permit to exist any agreement or other arrangement that, directly or indirectly (through the application of financial covenants or otherwise), prohibits or restricts the ability of any Subsidiary (other than the Excluded Subsidiary) to declare and pay dividends or other distributions with respect to its Equity Interests or to make or repay any loans or advances to the Borrower or to Guarantee Indebtedness of the Borrower; provided that the foregoing shall not apply to prohibitions or restrictions (i) imposed by applicable law or any Loan Document, (ii) contained in agreements relating to secured Indebtedness or Hedging Agreements permitted hereunder, if such prohibitions or restrictions apply only to (A) assets other than cash securing such Indebtedness or Hedging Agreements or (B) cash in an amount not greater than a customary overcollateralization of the principal amount of such Indebtedness that has been deposited in a collateral or similar account to cash collateralize such Indebtedness or Hedging Agreements, (iii) contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, if such prohibitions or restrictions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder, (iv) contained in any leases, subleases or licenses, sublicense or serve contracts restricting the assignment thereof, (v) contained in any agreement in effect on the Closing Date as any such agreement is in effect on such date, (vi) provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business restricting the transfer of related joint venture interests, (vii) in connection with the Indebtedness permitted to be incurred by this Agreement so long as such prohibitions or restrictions are no more restrictive than this Agreement or (viii) contained in any agreement in effect at the time a Person became a Subsidiary or assets are first acquired pursuant to a permitted Investment.

        SECTION 6.07    Certain Financial Covenants.    The Borrower will not:

          (a)   permit the Leverage Ratio on any date to exceed 4.00:1.00;

          (b)   permit the Interest Coverage Ratio to be less than 3.50:1.00 for any period of four fiscal quarters ending after the Closing Date; and

          (c)   permit Long-Term Assets Under Management to be less than or equal to the Minimum AUM, on average, for any consecutive three-Business Day period.

        SECTION 6.08    Margin Stock.    The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, purchase or otherwise acquire Margin Stock if, after giving effect to any such purchase or acquisition, Margin Stock owned by the Borrower and the Subsidiaries would represent more than 25% of the assets of the Borrower and the Subsidiaries on a consolidated basis (valued in accordance with Regulation U); provided that, subject to Section 6.10, the Borrower may repurchase its capital stock pursuant to any stock buyback program approved by the Borrower's Board of Directors. For purposes of this Section 6.08, on any date of determination, Margin Stock and the total assets of the Borrower and the Subsidiaries will be valued in a manner determined by the Borrower in good faith and consistent with the requirements of Regulation U.

        SECTION 6.09    Investments, Loans, Advances and Guarantees.    The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a Subsidiary prior thereto), make or otherwise permit to exist any Investment in or, in the case of clause (b) below, purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of:

          (a)   so long as the Borrower shall own any Equity Interests in Capital Group Partners, Capital Group Partners or any of its subsidiaries, except that the Borrower may (i) make regularly scheduled payments of interest and principal in respect of any Indebtedness of the Borrower that shall have been purchased or otherwise acquired by Capital Group Partners from third parties prior to the Closing Date and (ii) make Investments in Capital Group Partners in an aggregate principal amount not to exceed $5,000,000 during any fiscal year; or

          (b)   any other Person, except:

              (i)  Permitted Investments;

             (ii)  Investments in the Borrower or any Subsidiary (other than the Excluded Subsidiary); provided that (A) after the Closing Date, no Subsidiary shall acquire any Equity Interest in the Borrower, (B) such Subsidiary is a Subsidiary prior to the making of such Investments and (C) the aggregate amount of such Investments by Loan Parties in Subsidiaries other than the Guarantor (excluding all such Investments existing on the Closing Date and set forth on Schedule 6.09) shall not exceed $30,000,000 at any time outstanding; provided further that (x) no Investment in any Subsidiary other than the Guarantor may be made in reliance on this clause (ii) at any time that an Event of Default shall have occurred and be continuing and (y) notwithstanding the foregoing, the Borrower and the Subsidiaries shall be permitted to make accounting balance reconciliations through capital contributions, dividends and loan forgiveness, in each case in the ordinary course of business and consistent with current cash management practices;

            (iii)  Investments in seed financing for early-stage funds in an aggregate amount not to exceed $250,000,000 (on a cost basis and not including any amount of investments or co-investments from third parties in the Borrower or its Subsidiaries' seed capital program) at any time outstanding;

            (iv)  Investments made with the Net Proceeds from the issuance, after the Closing Date, of common or preferred stock in the Borrower;

             (v)  Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.04;

            (vi)  Investments in the form of (A) the Specified Hedging Agreements; (B) Hedging Agreements entered into to (x) hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests in or Indebtedness of the Borrower or any Subsidiary) or (y) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary;

    (C) any call/put spread Hedging Agreement entered into in connection with convertible Indebtedness of the Borrower; and (D) Hedging Agreements entered into in connection with the granting by the Borrower of long-term incentive awards under its "Mutual Fund Share Investment Plan", provided that such Hedging Agreements are entered into in a manner consistent with past practices;

           (vii)  compensation, travel, lodging, business expenses, attorney's expenses arising from indemnification and litigation obligations and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (viii)  the purchase or other acquisition by the Borrower or any Subsidiary of Equity Interests in, or all or substantially all the assets of, any Person; provided that the aggregate consideration paid therefor, together with the aggregate consideration paid for any other such purchase or acquisition consummated after the Closing Date in reliance on this clause (viii) (including, in each case, Indebtedness assumed in connection therewith) shall not exceed $50,000,000;

            (ix)  (A) purchases of Equity Interests in INTECH and/or Perkins, in each case in amounts and at prices required pursuant to (x) operating agreements or similar governing documents of INTECH or Perkins, as the case may be, in each case as such requirements are in effect on the Closing Date, (y) employment agreements with officers of INTECH or Perkins, as the case may be, and (z) any share liquidity or withholding program for employees or officers of INTECH or Perkins, as the case may be, and (B) other purchases of Equity Interests in INTECH and/or Perkins so long as, immediately prior to and after giving effect thereto, no Default shall have occurred and be continuing;

             (x)  Investments in Janus Capital International Limited made for the sole purpose of enabling Janus Capital International Limited to meet the minimum capital maintenance requirements applicable to Janus Capital International Limited under the rules and regulations of the FSA (and maintain regulatory capital in excess thereof in an amount not to exceed 50% of such minimum regulatory capital);

            (xi)  Investments of customer cash and customer securities;

           (xii)  trade receivables and prepaid expenses, in each case arising in the ordinary course of business;

          (xiii)  Investments for which the sole consideration provided is Equity Interests of the Borrower;

          (xiv)  Investments in securities received pursuant to any plan of reorganization, restructuring, workout or similar arrangement or upon the compromise of any debt created in the ordinary course of business owing to the Borrower or a Subsidiary, whether through litigation, arbitration or otherwise; and

           (xv)  Investments existing on the Closing Date and set forth on Schedule 6.09.

        SECTION 6.10    Restricted Payments; Certain Payments of Indebtedness.    (a) The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

              (i)  so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may declare and pay dividends or make other distributions (A) with respect to its common stock (x) in an amount not exceeding $0.04 per share during any fiscal year (subject to appropriate adjustment for stock splits, stock dividends, share combinations and similar transactions) or (y) payable in additional Equity Interests (other than Disqualified Stock) or (B) with respect to its preferred Equity Interests payable in cash or in additional Equity Interests (other than Disqualified Stock);

             (ii)  any Subsidiary may declare and pay dividends or make other Restricted Payments with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders of such Equity Interests;

            (iii)  in addition to the transactions permitted under Section 6.09(b)(vii) and so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and the Subsidiaries may make (A) Restricted Payments to current or former directors, officers, employees or consultants of the Borrower and the Subsidiaries pursuant to and in accordance with long term incentive plans, stock option plans or other benefit plans or agreements of the Borrower or any Subsidiary (the "Company Plans"), including in connection with the death or disability of any such person; provided that the aggregate amount of such Restricted Payments made in the form of cash since the Closing Date in reliance on this clause (iii) shall not exceed $25,000,000; or (B) Restricted Payments in the form of an exchange of outstanding stock options for new stock options pursuant to and in accordance with the Company Plans;

            (iv)  the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

             (v)  the Borrower and the Subsidiaries may make accounting balance reconciliations among themselves through capital contributions, dividends and loan forgiveness, in each case in the ordinary course of business and consistent with current cash management practices;

            (vi)  so long as, after giving effect to each such purchase, redemption, retirement, acquisition, cancelation or termination, the Leverage Ratio (determined as of the end of the fiscal quarter of the Borrower most recently then ended prior to the date of the consummation thereof and for which financial statements shall have been delivered pursuant to Section 5.04(a) or 5.04(b), but giving effect on a pro forma basis to any Indebtedness incurred in connection with such purchase, redemption, retirement, acquisition, cancelation or termination) shall not exceed 3.00:1.00, the Borrower or any Subsidiary, as the case may be, may make Restricted Payments on account of any purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in INTECH and/or Perkins, in each case in amounts and at prices required pursuant to (A) operating agreements or similar governing documents of INTECH or Perkins, as the case may be, in each case as such requirements are in effect on the Closing Date, (B) employment agreements with officers of INTECH or Perkins, as the case may be, and (C) any share liquidity or withholding program for employees or officers of INTECH or Perkins, as the case may be; and

           (vii)  the Borrower or any Subsidiary may make any Restricted Payments; provided that at the time each such Restricted Payment is made, (A) no Event of Default shall have occurred and be continuing, or would result therefrom and (B) immediately prior to, and after giving effect to, each such Restricted Payment, no Loans shall be outstanding.

          (b)   The Borrower will not, and will not permit any Subsidiary (other than the Excluded Subsidiary) to, pay or make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

              (i)  payments of or in respect of Indebtedness created under the Loan Documents;

             (ii)  payments of regularly scheduled interest and fees and regularly scheduled or other mandatory principal payments, in each case as and when due in respect of any Indebtedness;

            (iii)  the refinancing or replacement of Indebtedness with Replacement Indebtedness to the extent permitted by Section 6.01;

            (iv)  payments of Indebtedness that becomes due as a result of the voluntary sale or transfer of assets in transactions permitted hereunder;

            (iv)  payments of Indebtedness of the Borrower to any of the Subsidiaries, and payments of Indebtedness owed by the Subsidiaries to the Borrower or any other Subsidiaries;

             (v)  payments of, or in respect of, Indebtedness made with Equity Interests (other than Disqualified Stock);

            (vi)  payments of Indebtedness made with the Net Proceeds from the issuance, after the Closing Date, of common or preferred stock in the Borrower; and

           (vii)  other payments of any Indebtedness; provided that (A) at the time each such payment is made (or irrevocable notice in respect of such payment is given) no Event of Default shall have occurred and be continuing, or would result therefrom and (B) immediately prior to, and after giving effect to each such payment, no Loans shall be outstanding.

        SECTION 6.11    Limitations on Conduct of Business.    Without limiting Section 5.01(a), the Borrower will not permit any Subsidiary (other than the Excluded Subsidiary) existing on the Closing Date (other than the Guarantor and the Excluded Subsidiary) to engage in any business or line of business or conduct any business activities materially different from the business, line of business or business activities conducted by such Subsidiary on the Closing Date.

        SECTION 6.12    Concerning Janus Capital International Limited.    (a) In the event that the aggregate amount of the regulatory capital of Janus Capital International Limited as of the end of any quarter, determined under the rules and regulations of the FSA, exceeds an amount equal to 150% of the minimum amount of the regulatory capital required to be maintained by Janus Capital International Limited as of the end of such quarter pursuant to such rules and regulations, the Borrower will cause Janus Capital International Limited to make, within 60 days following the end of such quarter and to the extent the making thereof is not prohibited by applicable law or regulation, a dividend, distribution or other Restricted Payment in cash to Janus International Holding LLC in an amount approximately equal to the amount of such excess, but only to the extent that such excess is at least equal to $5,000,000 (or its equivalent in pounds sterling).

          (b)   Notwithstanding anything to the contrary in Section 6.04 or 6.09(b), at all times on and after the Closing Date the Borrower shall cause Janus Capital International Limited to be a wholly-owned subsidiary of Janus International Holding LLC.

 ARTICLE VII

EVENTS OF DEFAULT

        In case of the occurrence of any of the following events ("Events of Default"):

          (a)   any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary (other than Excluded Subsidiary) to the Lenders or the Administrative Agent, or any report, certificate or other written information furnished by the Borrower or any Subsidiary to the Lenders or the Administrative Agent, in each case under or in connection with any Loan Document, shall be incorrect in any material respect on the date as of which made or furnished;

          (b)   nonpayment by the Borrower of principal of any Loan when due;

          (c)   nonpayment by the Borrower of interest upon any Loan or of any Fee or other Obligations (other than an amount referred to in clause (b) above) under any of the Loan Documents within five Business Days after the same becomes due;

          (d)   the breach by the Borrower of any of the terms or provisions of Article VI; provided that, solely in the case of Section 6.07(c), such breach shall continue unremedied for a period of 10 days;

          (e)   the breach by the Borrower or the Guarantor (other than a breach which constitutes an Event of Default under clause (a), (b), (c) or (d) above) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Administrative Agent or any Lender;

          (f)    the failure of the Borrower or any Subsidiary (other than the Excluded Subsidiary) to pay any Material Indebtedness (after giving effect to any cure periods, as applicable); or the occurrence of any default or any change in control or similar event that under the terms of any agreement or instrument governing any Material Indebtedness shall cause, or permit the holder or holders of such Indebtedness or a trustee or other representative acting on their behalf or, in the case of any Hedging Agreement, the applicable counterparty, to cause, such Material Indebtedness to become due prior to its stated maturity, or to require the prepayment, redemption, repurchase or defeasance thereof prior to its stated maturity or, in the case of any Hedging Agreement, to cause the early termination thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

          (g)   the Borrower or any Subsidiary (other than the Excluded Subsidiary) shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this clause (g) or (vii) fail to contest in good faith any appointment or proceeding described in the following clause (h);

          (h)   without the application, approval or consent of the Borrower or any Subsidiary (other than the Excluded Subsidiary), a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of its property, or a proceeding described in subclause (v) of the preceding clause (g) shall be instituted against the Borrower or any Subsidiary and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed, in each case, for a period of 60 consecutive days;

          (i)    the Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 (or its equivalent in any other currency) that is not stayed on appeal or otherwise being appropriately contested in good faith; provided that any such judgment or order shall not give rise to an Event of Default under this clause (i) if and so long as (i) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the Borrower or such Subsidiary and a financially responsible insurer covering full payment of such unsatisfied amount and (ii) such insurer has not denied coverage of the amount of such judgment or order;

          (j)    the Unfunded Liabilities of all Plans shall exceed in the aggregate $25,000,000, or any Reportable Event shall occur in connection with any Plan that could reasonably be expected to result in liability of the Borrower or any member of the Controlled Group in an aggregate amount exceeding $25,0000,000 or any Withdrawal Liability in excess of $25,000,000 shall be incurred with respect to any Multiemployer Plan or the Borrower or any member of the Controlled Group has received any notice concerning the imposition of Withdrawal Liability in excess of $25,000,000 or a determination that a Multiemployer Plan with respect to which the potential Withdrawal Liability of the Borrower or any member of the Controlled Group would exceed $25,000,000 is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or Section 432 of the Code;

          (k)   a Change in Control shall have occurred;

          (l)    any Loan Document shall cease at any time to be valid, enforceable or in full force and effect, except in accordance with the terms thereof, or the Borrower or any Subsidiary shall so assert in writing;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE AGENT

        Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

        The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence, bad faith or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

        The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any determination made or action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, after consultation with the Borrower, and in the absence of a continuing Event of Default, subject to the Borrower's consent (not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank, which, in the absence of a continuing Event of Default, shall be subject to the Borrower's consent (not to be unreasonably withheld). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After the Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

        Each Lender, by delivering its signature page to this Agreement or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

        Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if the Total Commitment shall be terminated, the percentage it holds of the aggregate outstanding principal amount of the Loans and participations in Swingline Loans) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount of such pro rata share, from and against any and all claims for liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent or any of its Related Parties for any portion of such claim for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that such claim is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of the Administrative Agent or any of its Related Parties. The obligations of the Lenders under this Article VIII shall survive the payment of all amounts due under any Loan Document and the termination of this Agreement.

        Notwithstanding anything herein to the contrary, no Person named on the cover page of this Agreement as an Arranger shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.

ARTICLE IX

MISCELLANEOUS

        SECTION 9.01    Notices.    Except as otherwise specifically provided for in this Agreement (including, without limitation, in Sections 5.04 and 9.17), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile transmission or electronic transmission as follows:

          (a)   if to the Borrower, to it at 151 Detroit Street, Denver, CO 80206, Attention of Chief Financial Officer (Fax No. (303) 336-4020); with a copy to General Counsel (Fax No. (303) 639-6662);

          (b)   if to the Administrative Agent or the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attn: Maria A. Saez or Shanida Littlejohn (Fax No. (713) 374-4312) (Email Address: maria.a.saez@jpmchase.com or shanida.x.littlejohn@jpmchase.com); and

          (c)   if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or electronic transmission, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section; provided that, unless otherwise specifically provided in Article II, all notices given under Article II shall be delivered by hand or overnight courier service or sent by facsimile.

        SECTION 9.02    Survival of Agreement.    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by or on behalf of the Administrative Agent or the Lenders, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) is outstanding and unpaid and so long as the Commitments have not been terminated.

        SECTION 9.03    Effectiveness.    This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies thereof which, when taken together, bear the signatures of all the initial Lenders providing the Total Commitment. Delivery of an executed signature page of any Loan Document by facsimile transmission or electronic transmission (PDF) shall be effective as delivery of a manually executed counterpart thereof.

        SECTION 9.04    Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants (to the extent provided in paragraph (e) of this Section 9.04), the Arrangers and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Standby Loans at the time owing to it); provided, however, that (i) each such assignment shall be to an Eligible Assignee, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (iii) except in the case of an assignment of the entire remaining amount of the Commitment or Loans (subject to, in the case of Competitive Loans, the final sentence of this paragraph) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and shall be an integral multiple of $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and the Lenders party to such Assignment and Assumption shall pay to the Administrative Agent a processing and recordation fee of $3,500 (except that no recordation fee shall be required if the assignee is an Affiliate of the assignor), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) without the prior written consent of the Administrative Agent and, in the absence of a continuing Event of Default, the Borrower, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 9.05, as well as to any Fees accrued for its account prior to the effective date of the Assignment and Assumption and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any

  Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

          (c)   The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, the Administrative Agent and the Swingline Lender to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.

          (e)   (i) Each Lender may, without the consent of the Borrower, the Swingline Lender or the Administrative Agent, sell to any Person (other than the Borrower) that shall have represented to such Lender that such Person is not (A) an Affiliate of the Borrower or (B) an investment manager, any investment company or any similar entity that, in each case, is managed or advised by the Borrower or an Affiliate of the Borrower, participations in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (w) such Lender's obligations under this Agreement shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (y) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement and (z) without the prior written consent of the Administrative Agent and, in the absence of a continuing Event of Default, the Borrower, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided, however, that the agreement or instrument pursuant to which such Lender sells a participation may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.08(b). A participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 to the same extent as it were a Lender; provided, however, that a participant shall not be entitled to receive any more than the selling Lender would have received had it not sold the participation except to the extent such entitlement to receive a greater payment results from an adoption of or change in law, or in the interpretation or applicable thereof, that occurs after the participant acquires the applicable participation.

             (ii)  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a record of each participant and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant's interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.

          (f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 9.05    Expenses; Indemnity.    (a) The Borrower agrees to pay all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates in connection with the arrangement and syndication of the credit facility established hereby, the preparation, execution and delivery of this Agreement and the other Loan Documents, or incurred by the Administrative Agent in connection with the administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated and except for such costs and expenses incurred after the termination of this Agreement), or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, the other Loan Documents or the Loans made hereunder, including the reasonable and invoiced fees, charges and disbursements of Simpson Thacher & Bartlett LLP and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender (it being agreed that, notwithstanding anything to the contrary contained herein, the Borrower shall be responsible for the fees, charges and disbursements of only one counsel unless, in the good faith judgment of the Administrative Agent, additional counsel shall be required as a result of any conflict of interests). The Borrower further agrees that it shall indemnify the Lenders from and hold them harmless against any documentary Taxes that arise from or are connected to the execution and delivery of this Agreement or any of the other Loan Documents.

          (b)   The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Arrangers and each Related Party of any of the foregoing (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all claims, liabilities, losses, damages, costs and expenses (including reasonable and invoiced counsel fees, charges and disbursements of one counsel selected by the Administrative Agent for all the Indemnitees, such local counsel as the Administrative Agent may in good faith deem advisable and, in the event the Administrative Agent shall have determined that a conflict of interest makes it inadvisable for a single counsel to represent all the Indemnitees, such additional counsel as may be required by reason of such conflict), incurred by or asserted against any Indemnitee arising out of or in connection with (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim (whether brought by a Lender or any other Person), liability, loss, damage, cost or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or wilful misconduct of such Indemnitee or (y) disputes solely among Indemnitees that did not arise out of any act or omission of the Borrower or its Affiliates; it being understood that, notwithstanding the foregoing but solely to the extent such indemnification would not be denied pursuant to clause (x) of this proviso, clause (y) of this proviso shall not limit the Borrower's indemnification obligations with respect to any Indemnitee acting in its capacity as Administrative Agent or Arranger. Each of the parties hereto also agrees not to assert any claim for special, indirect, consequential or punitive damages against either Loan Party, the Administrative Agent, any Arranger, any Lender or any Related Party of any of the foregoing on any theory of liability, arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of proceeds of the Loans.

          (c)   The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

        SECTION 9.06    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents due and payable to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such deposits or other obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application made pursuant to the terms hereof. The rights of each Lender and each Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and such Affiliate may have.

        SECTION 9.07    Applicable Law.    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

        SECTION 9.08    Waivers; Amendment.    (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby, (ii) change or extend the Commitment or decrease or extend the date for payment of the Commitment Fee of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of this Section or the definition of "Required Lenders" without the prior written consent of each Lender or (iv) release the Guarantor from the LLC Guarantee, or limit its liability in respect of the LLC Guarantee, in any case without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement; provided that the Borrower may prevent any such amendment from becoming effective by a notice delivered to the Administrative Agent at any time prior to such effectiveness, in which case the Commitments of the non-consenting Lenders will not terminate and their Loans will not be required to be repaid. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any Person subsequently acquiring a Loan from it.

        SECTION 9.09    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on the Loans made by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

        SECTION 9.10    Entire Agreement.    This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

        SECTION 9.11    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 9.12    Severability.    In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 9.13    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

        SECTION 9.14    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

        SECTION 9.15    Jurisdiction; Consent to Service of Process.    (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any other party or its properties in the courts of any jurisdiction.

          (b)   Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 9.16    Confidentiality; Material Non-Public Information.    (a) Each Lender agrees to keep confidential and not to disclose (and to cause its officers, directors, employees, agents, Affiliates and representatives to keep confidential and not to disclose) all Information (as defined below), except that such Lender shall be permitted to disclose Information (i) on a confidential basis, to such of its officers, directors, employees, advisors, agents, Affiliates and representatives as need to know such Information in connection with the servicing and protection of its interests in respect of its Loans and Commitments, the Loan Documents and the Transactions; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process or requested by any Governmental Authority having or claiming to have jurisdiction over such Lender (in which case, except in connection with regulatory examinations or audits or as otherwise requested by regulatory authorities, such Lender agrees to inform the Borrower promptly thereof to the extent legally permissible); (iii) to any other party to this Agreement for purposes directly related to this Agreement or any other Loan Document; (iv) in connection with any suit or proceeding relating to this Agreement or any other Loan Document; (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations; (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach by such Lender of this Agreement, (B) is generated by such Lender or becomes available to such Lender on a nonconfidential basis from a source other than the Borrower or its Affiliates or the Administrative Agent, or (C) was available to such Lender on a nonconfidential basis prior to its disclosure to such Lender by the Borrower or its Affiliates or the Administrative Agent; or (vii) to the extent the Borrower shall have consented to such disclosure in writing. As used in this Section, "Information" shall mean the Confidential Memorandum and any other confidential materials, documents and information relating to the Borrower that the Borrower or any of its Affiliates may have furnished or made available or may hereafter furnish or make available to the Administrative Agent or any Lender in connection with this Agreement.

          (b)   Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates or the Borrower's securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

          (c)   All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates or the Borrower's securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

          (d)   Each Transferee shall be deemed, by accepting any assignment or participation hereunder, to have agreed to be bound by this Section.

        SECTION 9.17    Electronic Communications.    (a) The Borrower hereby agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to Section 5.04(a), (b), (c), (f), (g), (h), (i), and (j) (the "Communications") by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format reasonably acceptable to the Administrative Agent to one or more e-mail addresses as shall be designated by the Administrative Agent from time to time; provided that any delay or failure to comply with the requirements of this Section 9.17(a) shall not constitute a Default or an Event of Default hereunder.

          (b)   Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the "Platform"). Nothing in this Section shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in the Loan Documents.

          (c)   Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

          (d)   Each party hereto agrees that any electronic communication referred to in this Section shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as "sent" in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent or any Lender, upon the posting of a record of such communication as "received" in the e-mail system of the Administrative Agent or any Lender; provided that if such communication is not so received by the Administrative Agent or a Lender during the normal business hours of the Administrative Agent or applicable Lender, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent or applicable Lender.

          (e)   Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided "as is" and "as available," (iii) none of the Administrative Agent, its Affiliates or any of its Related Parties (collectively, the "JPMorgan Parties") warrants the adequacy of the Platform or the accuracy or completeness of the Communications or the Platform, and each JPMorgan Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any JPMorgan Party in connection with any Communications or the Platform.

        SECTION 9.18    Patriot Act.    Each Lender that is subject to Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act") hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

        SECTION 9.19    No Fiduciary Relationship.    The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Lender or any of their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

        IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JANUS CAPITAL GROUP INC.
By:	/s/ Gregory A.Frost
	Name:	Gregory A. Frost
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

        [Signature Page to the 364-Day Competitive Advance and Revolving Credit Facility Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Swingline Lender and as a Lender
By:	/s/ Jeanne Horn
	Name:	Jeanne Horn
	Title:	Executive Director

        [Signature Page to the 364-Day Competitive Advance and Revolving Credit Facility Agreement]

[LENDER], as a Lender
By:	/s/ Hichem Kerma
	Name:	Hichem Kerma
	Title:	Vice President

        [Signature Page to the 364-Day Competitive Advance and Revolving Credit Facility Agreement]

 EXHIBIT A-1

        FORM OF COMPETITIVE BID REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent
    for the Lenders referred to below
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention: Maria A. Saez or Shanida Littlejohn

        [Date]

        Re:    364-Day Competitive Advance and Revolving Credit Facility Agreement Referred to Below

Dear Sirs:

        The undersigned, Janus Capital Group Inc. (the "Borrower"), refers to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A) Date of Competitive Borrowing (which is a Business Day)
(B) Principal Amount of Competitive Borrowing(1)
(C) Interest rate basis(2)
(D) Interest Period and the last day thereof(3)

(1)
Not less than $10,000,000 (and in integral multiples $1,000,000) or greater than the Total Commitment then available.

(2)
Eurodollar Competitive Loan or Fixed Rate Loan.

(3)
Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date (as may be extended pursuant to Section 2.13 of the Credit Agreement).

        Upon acceptance of any or all of the Loans offered by the banks in response to this request, the Borrower shall be deemed to have represented and warranted that on the date of such Competitive Borrowing the conditions to lending specified in Section 4.02(b), (c) and (d) of the Credit Agreement have been satisfied.

Very truly yours,
JANUS CAPITAL GROUP INC.,
By
Name:
	Title:	[Responsible Officer]

2

 EXHIBIT A-2

        FORM OF NOTICE OF COMPETITIVE BID REQUEST

[Name of Bank]
[Address]

Attention:

[Date]

        Re:    364-Day Competitive Advance and Revolving Credit Facility Agreement Referred to Below

Dear Sirs:

        Reference is made to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Janus Capital Group Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

        Janus Capital Group Inc. made a Competitive Bid Request on                        , 20    , pursuant to Section 2.03(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].(1) Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A) Date of Competitive Borrowing
(B) Principal Amount of Competitive Borrowing
(C) Interest rate basis
(D) Interest Period and the last day thereof

Very truly yours,
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

(1)
The Competitive Bid must be received by the Administrative Agent (i) in the case of Eurodollar Competitive Loans, not later than 12:00 noon, New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 12:00 noon, New York City time, on the Business Day of a proposed Competitive Borrowing.

 EXHIBIT A-3

        FORM OF COMPETITIVE BID

JPMorgan Chase Bank, N.A., as Administrative Agent
    for the Lenders referred to below
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention: Maria A. Saez or Shanida Littlejohn

        [Date]

        Re:    364-Day Competitive Advance and Revolving Credit Facility Agreement Referred to Below

Dear Sirs:

        The undersigned, [Name of Bank], refers to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Janus Capital Group Inc. (the "Borrower"), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on            , 20    , and in that connection sets forth below the terms on which such Competitive Bid is made:

(A) Principal Amount(1)

(B) Competitive Bid Rate(2)

(C) Interest Period and the last day thereof

(1)
Not less than $10,000,000 or greater than the requested Competitive Borrowing and in integral multiples of $1,000,000 or equal to the entire principal amount of the requested Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent.

(2)
LIBO Rate + or -%, in the case of Eurodollar Competitive Loans or %, in the case of Fixed Rate Loans.

        The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.03(d) of the Credit Agreement.

Very truly yours,
[NAME OF BANK],
by
Name:
Title:

 EXHIBIT A-4

        FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

JPMorgan Chase Bank, N.A., as Administrative Agent
      for the Lenders referred to below
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention: Maria A. Saez or Shanida Littlejohn

        [Date]

Re:	364-Day Competitive Advance and Revolving Credit Facility Agreement Referred to Below

        The undersigned, Janus Capital Group Inc. (the "Borrower"), refers to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

        In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated                    and in accordance with Section 2.03(d) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Principal Amount	Fixed Rate/Margin	Lender
$	[%]/[+/-. %]
$

        We hereby reject the following bids:

Principal Amount	Fixed Rate/Margin	Lender
$	[%]/[+/-. %]
$

        The $        should be deposited in JPMorgan Chase Bank, N.A. account number [            ] on [date].

Very truly yours,
JANUS CAPITAL GROUP INC.,
by

Name:
Title:

 EXHIBIT A-5

        FORM OF STANDBY BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent
    for the Lenders referred to below
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention: Maria A. Saez or Shanida Littlejohn

        [Date]

        Re:    364-Day Competitive Advance and Revolving Credit Facility Agreement Referred to Below

Dear Sirs:

        The undersigned, Janus Capital Group Inc. (the "Borrower"), refers to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Standby Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Standby Borrowing is requested to be made:

(A) Date of Standby Borrowing (which is a Business Day)
(B) Principal Amount of Standby Borrowing(1)
(C) Interest rate basis(2)
(D) Interest Period and the last day thereof(3)

(1)
In the case of a Eurodollar Standby Loan, not less than $5,000,000 (and in integral multiples of $1,000,000) or greater than the Total Commitment then available. In the case of an ABR Loan, not less than $1,000,000 (and in intergral multiples of $1,000,000) or greater than the Total Commitment then available.

(2)
Eurodollar Standby Loan or ABR Loan.

(3)
Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date (as may be extended pursuant to Section 2.13 of the Credit Agreement).

        Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that on the date of such Standby Borrowing the conditions to lending specified in Section 4.02(b), (c) and (d) of the Credit Agreement have been satisfied.

Very truly yours,
JANUS CAPITAL GROUP INC.,
by
Name:
	Title:	[Responsible Officer]

2

 EXHIBIT B

        [FORM OF]

        ASSIGNMENT AND ACCEPTANCE

        Reference is made to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Janus Capital Group Inc., a Delaware corporation, the Lenders from time to time party thereto (the "Lenders") and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meanings.

        1.     The assignor party hereto (the "Assignor") hereby sells and assigns, without recourse, to the assignee party hereto (the "Assignee"), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the "Effective Date" set forth on the reverse hereof (the "Effective Date"), the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and the Competitive Loans and Standby Loans and Swingline Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(b) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

        2.     This Assignment and Acceptance is being delivered to the Agent together with (i) if the Assignee is not already a Lender under the Credit Agreement, the applicable forms specified in Section 2.21(f) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire, and (iii) a processing and recordation fee of $3,500 (except that no recordation fee shall be required if the assignee is an Affiliate of the assignor).

        3.     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment:

Facility	Principal Amount assigned (and identifying information as to individual Competitive Loans)	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$		%
Standby Loans:
Competitive Loans:
Swingline Loans:

The terms set forth above and on the
reverse side hereof are hereby agreed to:

Accepted*
, as Assignor
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	By:
Name:	Name:
Title:	Title:
, as Assignee
By:	JANUS CAPITAL GROUP INC., as Borrower
Name:
Title:
By:
Name:
Title:
JPMORGAN CHASE BANK, N.A., as Swingline Lender
By:
Name:
Title:

*
To be completed only if consents are required under Section 9.04(b) and pursuant to the definition of "Eligible Assignee".

2

 EXHIBIT C

        [FORM OF]

COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement described below
care of

JPMorgan Chase Bank, N.A., as Administrative Agent
  for the Lenders referred to below
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention: Maria A. Saez or Shanida Littlejohn

        This Compliance Certificate is furnished pursuant to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Agreement"), among Janus Capital Group Inc., (the "Borrower"), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings assigned to them in the Agreement.

        THE UNDERSIGNED HEREBY CERTIFIES THAT:

        1.     I am the duly elected Financial Officer of the Borrower;

        2.     I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a reasonably detailed review of the transactions and conditions of the Borrower and the Subsidiaries during the accounting period covered by the attached financial statements;

        3.     The form attached hereto sets forth financial data and computations evidencing the Borrower's and the Subsidiaries' compliance with Section 6.07 of the Agreement; and

        4.     The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, and I have no knowledge of the existence of any condition or event which constitutes a Default or an Event of Default as of the date of this Compliance Certificate, except as set forth below:

  [Describe the exceptions by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event]

  5.
  [State whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) of Section 5.04 of the Agreement (or, prior to the first such delivery, referred to in Section 3.05 of the Agreement) and, if any such change has occurred, specify the effect of such change on the financial statements (including those for the prior periods) accompanying this certificate]

        The foregoing certifications, together with the computations required by the Agreement attached hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this        day of            , 20 .

JANUS CAPITAL GROUP INC.

Name:
Title:

2

 EXHIBIT E

        [FORM OF]

MATURITY DATE EXTENSION REQUEST

[Date]

Dear Sirs:

        Reference is made to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Janus Capital Group Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. In accordance with Section 2.13 of the Credit Agreement, the undersigned hereby requests an extension of the Maturity Date from [October 3], 2011 to [October 1], 2012.

Very truly yours,
JANUS CAPTIAL GROUP INC.,
by
Name:
Title:

 EXHIBIT D

        GUARANTEE AGREEMENT dated as of October 4, 2010 (this "Agreement"), between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the "Guarantor"), and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (as such terms are defined in the Credit Agreement referred to below).

        Reference is made to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of October 4, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Janus Capital Group Inc., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto and the Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

        The Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement. The Guarantor will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to continue to extend such credit.

        Accordingly, the parties hereto agree as follows:

        SECTION 1.    Guarantee.    The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all of the Obligations from time to time outstanding under the Credit Agreement. The Guarantor further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation of the Borrower pursuant to the Credit Agreement.

        SECTION 2.    Obligations Not Waived.    To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from and protest to the Borrower or to any other guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of any other Loan Document or any other guarantee, (d) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations, (e) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument, (f) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity.

        SECTION 3.    Guarantee of Payment.    The Guarantor further agrees that its guarantee constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower, any other guarantor or any other Person.

        SECTION 4.    No Discharge or Diminishment of Guarantee.    The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment, recoupment or termination for any reason (other than the payment in full in cash of all of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

        SECTION 5.    Agreement to Pay; Subordination.    In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such Lender as designated thereby in cash the amount of such unpaid Obligation. Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations (it being understood that, after the discharge of all the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) and prior to the time when the payment of such Obligations shall have become indefeasible, such rights may be exercised by the Guarantor. If any amount shall erroneously be paid to the Guarantor on account of such subrogation such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or any other Loan Document.

        SECTION 6.    Information.    The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent and the Lenders will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

        SECTION 7.    [RESERVED.]

        SECTION 8.    Termination.    The obligations of the Guarantor hereunder (a) shall, subject to clause (b) below, terminate and the Guarantor shall be released from its obligations hereunder automatically without further action from any Person, when all the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

        SECTION 9.    Binding Agreement; Assignments.    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Guarantor, the Administrative Agent and the Lenders, and their respective successors and assigns, except that the Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein and any such attempted assignment shall be void.

        SECTION 10.    Waivers; Amendment.    (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to

2

enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent or any Lender hereunder or under the Credit Agreement or any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

          (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantor and the Administrative Agent (with the prior written consent of the Lenders if required under the Credit Agreement).

        SECTION 11.    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        SECTION 12.    Notices.    All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the Guarantor shall be given to it in care of the Borrower.

        SECTION 13.    Survival of Agreement; Severability.    (a) All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments delivered in connection with the Loan Documents shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not been terminated.

          (b)   In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 14.    Counterparts.    This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided herein. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 15.    Rules of Interpretation.    The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.

        SECTION 16.    Jurisdiction; Consent to Service of Process.    (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent

3

permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any other party or its properties in the courts of any jurisdiction.

          (b)   Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 17.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 18.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each of the Administrative Agent and the Lenders (and each of their respective Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Person to or for the credit or the account of the Guarantor against any or all the obligations of the Guarantor now or hereafter existing under this Agreement due and payable to such Person, irrespective of whether or not such Person shall have made any demand under this Agreement and although such deposits or other obligations may be unmatured. Such Person agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Person; provided, that the failure to give such notice shall not affect the validity of such setoff and application made pursuant to the terms hereof. The rights of each Person under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.

4

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JANUS CAPITAL MANAGEMENT LLC,
By:	JANUS CAPITAL GROUP INC., as
managing member,

Name:
Title:

        [Signature page to Guarantee Agreement]

By:	JPMORGAN CHASE BANK, N.A., as
Administrative Agent,

Name:
Title:

        [Signature page to Guarantee Agreement]

 Schedule 2.01

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$30,000,000
Bank of America, N.A.	$30,000,000
State Street Bank and Trust Company	$20,000,000
Citibank, N.A.	$20,000,000
Total:	$100,000,000

 Schedule 3.07

Subsidiaries

Company	Jurisdiction of Organization	Owner(s)	% Equity Interests Owned*
Capital Group Partners, Inc.	New York	Janus Capital Group Inc.	100.0%
INTECH Investment Management, LLC	Delaware	Janus Capital Management LLC	94.5%
Janus Capital Asia Limited	Hong Kong	Janus International Holding LLC	100.0%
Janus Capital International Limited	England/Wales	Janus International Holding LLC	100.0%
Janus Capital Management LLC	Delaware	Janus Capital Group Inc.	95.0%
		Janus Management Holdings Corp.	5.0%
Janus Capital Singapore Pte. Limited	Singapore	Janus International Holding LLC	100.0%
Janus Capital Trust Manager Limited	Ireland	Janus International Holding LLC	100.0%
Janus Distributors LLC	Delaware	Janus Capital Management LLC	100.0%
Janus Holdings LLC	Nevada	Janus Capital Group Inc.	100.0%
Janus International Holding LLC	Nevada	Janus Holdings LLC	100%—Class A Voting Shares
		Janus Capital Management LLC	100%—Class B Non-Voting Shares
Janus Management Holdings Corporation	Delaware	Janus Capital Group Inc.	100.0%
Janus Services LLC	Delaware	Janus Capital Management LLC	100.0%
Perkins Investment Management, LLC	Delaware	Janus Capital Management LLC	77.8%

        Joint Ventures:    None

*
Unless otherwise indicated, Equity Interests are common stock or limited liability interests.

 Schedule 3.08

Litigation

        None other than Disclosed Matters.

 Schedule 6.01

Existing Indebtedness

  1.
  5.875% Senior Notes due 2011 (carrying value $92.2 million*)

  2.
  6.250% Senior Notes due 2012 (carrying value $120.8 million*)

  3.
  6.119% Senior Notes due 2014 (aggregate carrying value $82.3 million*)

  4.
  3.25% Convertible Senior Notes due 2014 (aggregate carrying value $132.6 million*)

  5.
  6.700% Senior Notes due 2017 (carrying value $367.9 million*)

  6.
  Letter of Credit—Beneficiary is L. A. Department of Water & Power Financial Services Organization. Amount is $4,500,000. Automatically renewable annually.

  7.
  Lease of IT storage equipment from EMC (a/k/a National City Commercial Capital Company). Lease value is $3MM. Term is 36 months and the lease began on April 1, 2009.

  8.
  Lease of IT servers from Hewlett Packard. Lease value is $544,000. Term is 36 months and the lease began on April 1, 2009.

*
As of June 30, 2010

 Schedule 6.02

Liens

1.
Liens on cash collateral for a renewable letter of credit under which the beneficiary is L. A. Department of Water & Power Financial Services Organization.

2.
Liens in favor of EMC in connection with the lease of IT storage equipment from EMC which lease commenced on April 1, 2009 with a term of 36 months.

3.
Liens in favor of Hewlett Packard in connection with the lease of IT servers from Hewlett Packard which lease commenced on April 1, 2009 with a term of 36 months.

4.
Each of the Liens over the collateral as described in each of the UCC financing statements set forth in the table below which is incorporated herein by reference.

DEBTOR	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Janus Capital Management LLC	DE-Secretary of State	UCC Financing Statement 20090099686 filed 01/12/09	National City Commercial Capital Company, LLC	Equipment.
		UCC Financing Statement 20090099736 filed 01/12/09	National City Commercial Capital Company, LLC	Equipment.
Capital Group Partners, Inc.	NY-Department of State	UCC Financing Statement 200506215557850 filed 06/21/05	Key Equipment Finance Inc.	Equipment.
UCC Continuation filed 03/10/10
		UCC Financing Statement 200510145901312 filed 10/14/05	IOS Capital	Equipment.
		UCC Financing Statement 200511296037515 filed 11/29/05	IOS Capital	Equipment.
		UCC Financing Statement 200601195064016 filed 01/19/06	IOS Capital	Equipment.
		UCC Financing Statement 200603215266671 filed 03/21/06	IOS Capital	Equipment.
		UCC Financing Statement 20003215267180 filed 03/21/06	IOS Capital	Equipment.
UCC Amendment filed 03/30/06
		UCC Financing Statement 200705015444471 filed 05/01/07	IOS Capital	Equipment.

 Schedule 6.09

Investments

1.
Existing Investments by Loan Parties into the Excluded Subsidiary (equity—% ownership).

Company	Jurisdiction of Organization	Owner(s)	% Owned
Janus Capital Trust Manager Limited	Ireland	Janus International Holding LLC	100.0% of ordinary shares
2.
The following Subsidiaries of Janus Capital Group Inc. (Borrower) own shares as indicated in Borrower.

Company	Jurisdiction of Organization	# of Shares*
Janus Capital Management LLC	Delaware	3,976,263
Capital Group Partners, Inc.	New York	35,617,085

*
Held in book entry form at Wells Fargo
3.
Investment in the Subsidiaries existing as of the Closing Date as set forth on Schedule 3.07 which are incorporated herein by reference.

4.
Investments evidenced by the Interest Free Loan Agreement dated as of January 16, 2009 by and between Janus Capital Management LLC and Janus Capital International Limited.

5.
The intercompany Investment as set forth in the table attached hereto as Annex A.

6.
The other Investments as of August 31, 2010 as set forth below.

Investments

8/31/2010

	JCM	JCG	Total
Seed	$38,742,802.22	$36,509,653.71	$75,252,455.93
Minority Interest on Seed	$4,073,800.38	$1,722,966.07	$5,796,766.45
SIV	$—	$29,847,885.10	$29,847,885.10
Treasury Note (includes premium)	$92,408,753.24	$—	$92,408,753.24

Total Investments	$135,225,355.84	$68,080,504.88	$203,305,860.72

Annex A to Schedule 6.09

Intercompany Balances as of 8/31/2010:

AR-Transfer Pricing	1,082,435.84
Leased EE Comp	72,662,295.52
IC-JHC	33,467.14
IC-JCIL	(39,221,596.58)
IC-JCAL	(3,911,743.65)
IC-JIH LLC	80,678.97
IC-JCTML	679,832.62
IC-JCSL	150,199.06
IC-JCM LLC	229,332,363.06
IC-JS LLC	(182,106,216.58)
IC-JD LLC	1,901,342.53
IC-PIM LLC	(5,737,363.12)
IC-JCML-CAN	10,063,922.25
IC-JCIA-AUS	3,749,588.59
IC-JCIL-JAP	26,727,998.70
IC-JCIL-ITA	11,369,516.09
IC-JCIL-DE	1,329,280.59
IC-BFG LLC	—
IC-Intech LLC	2,096,421.71
IC-Other Subs	—
IC-JMHC	(103,871,581.70)
IC-JCGI	101,534,995.79
IC-CGP-70	(51,344,297.23)
IC-CGP-71	(2,852,847.84)
IC-Notes Rec	77,308,835.75
IC-Interest Rec	16,621,186.17
IC-Notes Rec	98,731,466.14
IC-Interest	3,239,804.99
Transfer Pricing	(1,082,435.84)
Lsd EE Comp Acrl	(72,662,295.52)
IC-Notes Payable	(86,043,534.40)
IC-Notes Pay Parent	(90,000,000.02)
IC-Interest	(19,861,719.03)

Total	0.00

QuickLinks

  Exhibit 10.4.1
  EXECUTION VERSION
TABLE OF CONTENTS
ARTICLE I DEFINITIONS
ARTICLE II THE CREDITS
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV
CONDITIONS
ARTICLE V
AFFIRMATIVE COVENANTS
ARTICLE VI
NEGATIVE COVENANTS
ARTICLE VII
EVENTS OF DEFAULT
ARTICLE VIII
THE AGENT
ARTICLE IX MISCELLANEOUS
  EXHIBIT A-1
  EXHIBIT A-2
  EXHIBIT A-3
  EXHIBIT A-4
  EXHIBIT A-5
  EXHIBIT B
  EXHIBIT C
  EXHIBIT E
  EXHIBIT D
Schedule 2.01
Commitments
Schedule 3.07
Subsidiaries
Schedule 3.08
Litigation
Schedule 6.01
Existing Indebtedness
Schedule 6.02 Liens
Schedule 6.09
Investments
Annex A to Schedule 6.09
Intercompany Balances as of 8/31/2010